SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              WestPoint Stevens Inc.
                (Name of Registrant as Specified In Its Charter)

         ______________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            Common Stock, $.01 par value per share

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4.    Proposed maximum aggregate value transaction:


      5.    Total fee paid:


|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:
                                   ---------------------------------------------

      2.    Form, Schedule or Registration Statement No.:
                                                        ------------------------

      3.    Filing Party:
                         -------------------------------

      4.    Date Filed:
                       ---------------------------------

              [GRAPHIC OMMITED] WESTPOINT STEVENS

                                                                   April 9, 2001

Dear Stockholder:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of WestPoint Stevens Inc. (the "Company"), which will be held on Wednesday, May 9, 2001, beginning at 9:00 a.m., local time, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia 30309.

      Holders of the Company's Common Stock are being asked to vote on the matters listed in the enclosed Notice of Annual Meeting of Stockholders. Your Board of Directors recommends a vote "FOR" all of the matters set forth in the Notice.

      Whether or not you plan to attend the Annual Meeting, it is important that your shares of Common Stock be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and accompanying Proxy Statement, please sign, date and mail the enclosed proxy card in the envelope provided.

      I look forward to greeting as many of you as can attend the Annual
Meeting.

                                          Very truly yours,


                                          Holcombe T. Green, Jr.
                                          Chairman of the Board and
                                            Chief Executive Officer

                      [GRAPHIC OMMITED] WESTPOINT STEVENS

                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 9, 2001

                                  -------------

To the Stockholders
   of WestPoint Stevens Inc.:

      The Annual Meeting of Stockholders of WestPoint Stevens Inc. (the "Company") will be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia 30309 on Wednesday, May 9, 2001, at 9:00 a.m., local time, for the following purposes:

1. To elect five directors, three to serve in Class III for a term of three years, one to serve in Class II for a term of two years, one to serve in Class I for a term of one year and all to serve until their respective successors are elected and qualified ("Proposal 1");

2. To approve the amendment and restatement of the Company's Restated Certificate of Incorporation (the "Existing Certificate of
      Incorporation"), to authorize the issuance of up to 100 million shares of preferred stock, par value $.01 per share, of the Company in such series and with such preferences as the Board of Directors of the Company may designate ("Proposal 2");

3. To approve the amendment and restatement of WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan (As Amended) to increase the number of shares with respect to which an award may be granted to a recipient for a single performance year from 50,000 to a total of 100,000 and make certain other revisions as described in the Proxy Statement ("Proposal 3");

4. To ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2001, ("Proposal 4"); and

5. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on March 23, 2001, are entitled to notice of, and to vote at, the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

      You may revoke your proxy by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by voting in person at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Christopher N. Zodrow
                                            Vice President and Secretary
West Point, Georgia
April 9, 2001

                                TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders ............................... 1

Proxy Statement......................................................... 3
       The Proxy ....................................................... 3
       Stockholders Entitled to Vote ................................... 4
       Quorum; Required Vote............................................ 4

Proposal 1 - Election of Directors ..................................... 5
Board of Directors ..................................................... 5
Committees of the Board of Directors ................................... 7
Directors' Compensation ................................................10
Directors' Attendance ..................................................11
Compensation Committee Interlocks and Insider Participation in
  Compensation Decisions ...............................................11

Management .............................................................11
      Executive Officers ...............................................11

Security Ownership of Certain Beneficial Owners and Management .........12

Section 16(a) Beneficial Ownership Reporting Compliance ................15

Executive Compensation .................................................15
      Summary Compensation Table .......................................16
      Senior Management Incentive Plan .................................17
      Key Employee Stock Bonus Plan ....................................18
      Option/SAR Grants in Last Fiscal Year.............................18
      Fiscal Year-End Option Holdings ..................................19
      Pension Plan and Retirement Plans ................................20
      Employment Agreements, Termination Provisions and
         Change in Control Arrangements ................................22

Compensation Committee Report on Executive Compensation ................24

Performance Graph ......................................................26

Certain Relationships and Related Transactions .........................27

Proposal 2 - Approval of the Amendment and Restatement of the
     Existing Certificate of Incorporation..............................27

Proposal 3 - Approval of Key Employee Stock Bonus Plan..................29
General.................................................................29
Summary of the Plan.....................................................29
Adjustments.............................................................31
New Plan Benefits.......................................................32

Proposal 4 - Appointment of Auditors ...................................32
Proposals of Stockholders ..............................................33
Other Business .........................................................33
Additional Information .................................................33

                      [GRAPHIC OMMITED] WESTPOINT STEVENS

                              507 WEST TENTH STREET
                            WEST POINT, GEORGIA 31833
                                 (706) 645-4000

                                  -------------

                                 PROXY STATEMENT

                                  -------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                   May 9, 2001

                                  -------------

      This Proxy Statement is furnished to holders of common stock, par value $.01 per share (the "Common Stock"), of WestPoint Stevens Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 9, 2001, at 9:00 a.m., local time, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia 30309, and at any adjournment or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed or given to stockholders on or about April 9, 2001.

The Proxy

      M. L. "Chip" Fontenot, President and Chief Operating Officer of the Company, and Christopher N. Zodrow, Vice President and Secretary of the Company, have been selected as proxies by the Board of Directors of the Company with respect to the matters to be voted upon at the Annual Meeting.

      All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked prior to the Annual Meeting in accordance with the procedures therefor will be voted and will be voted as specified in the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the Annual Meeting.

      A stockholder may revoke his, her or its proxy at any time prior to use of such proxy by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

      As a matter of policy, the votes of all stockholders will be held in confidence from directors, officers and employees except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, (d) to verify receipt of a vote by a stockholder where he/she requests such verification in writing or (e) to allow the inspectors of election to certify the results of the vote. We will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Stockholders Entitled to Vote

      Stockholders of record owning shares of Common Stock at the close of business on March 23, 2001, (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 49,545,917 shares of Common Stock outstanding (excluding 21,553,732 shares in the Company's treasury), with each share entitled to one vote per share on each matter submitted to stockholders for consideration at the Annual Meeting.

Quorum; Required Vote

      The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum and is necessary to hold the Annual Meeting. Abstentions and broker non-votes are counted as present at the Annual Meeting for purposes of determining a quorum.

      A plurality (the highest number) of the votes duly cast is required to elect the nominees for director in respect of Proposal 1 (the election of five directors).

      The affirmative vote of a majority of all outstanding shares of stock entitled to vote on Proposal 2 (the amendment and restatement of the Existing Certificate of Incorporation) is required to approve Proposal 2. In the case of such vote, abstentions and failures to vote are not affirmative votes for such matter and, therefore, have the same effect as votes against it.

      The affirmative vote of a majority of the votes duly cast is required (i) in respect of Proposal 3 to approve the amendment and restatement of the WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan (As Amended) and (ii) for Proposal 4 (ratification of the appointment of Ernst & Young LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending December 31, 2001). In the case of such vote, abstentions and failures to vote are not votes cast for such matter and, therefore, are not counted.

      On each matter submitted to stockholders for consideration at the Annual Meeting, only shares of Common Stock that are voted in favor of such matter (including proxies for which no direction is provided) will be counted toward approval of such matter. Shares of Common Stock present at the Annual Meeting that are not voted for a particular matter or shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such matter (including broker non-votes) will not be counted toward approval of such matter. Stockholders will not be allowed to cumulate their votes in the election of directors.

      A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. With respect to broker non-votes, the shares of Common Stock are not considered present at the Annual Meeting as to the proposal for which the broker withheld authority. Consequently, broker non-votes are not counted regarding any such proposal.

      Stockholders are not entitled to appraisal rights or similar rights of dissenters under the Delaware General Corporation Law ("DGCL") in connection with any of the matters to be acted upon at the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Board of Directors

      The Board of Directors of the Company (the "Board of Directors") currently consists of seven members and is divided into three classes. The terms of office of the members of each class of directors are staggered so that the term of office of no more than one class expires in any one year. In February 2001, pursuant to its authority under the Company's Restated and Amended By-laws, the Board of Directors took action which will be effective at the time of election of directors at the Annual Meeting to increase the number of directors comprising the entire Board of Directors from seven to nine and the number of directors comprising each class to three.

      The Class III directors whose terms will expire at the Annual Meeting are Messrs. Hugh M. Chapman and Alfred C. Eckert, III*, each of whom has been nominated to stand for reelection and John G. Hudson**, who has been nominated by the Board of Directors to serve as a Class I director of the Company until the 2002 Annual Meeting of Stockholders. The Board of Directors also has nominated Mr. J. Hicks Lanier for election to serve as a Class III director of the Company until the 2004 Annual Meeting of Stockholders and Mr. Joseph R. Gladden, Jr., for election to serve as a Class II director of the Company until the 2003 Annual Meeting of Stockholders. All directors who are elected will serve until their successors are duly elected and qualified. The four directors currently in Class I and Class II, as noted below, will continue in office.

      Each of the above-named nominees has consented to being named in this Proxy Statement and will serve as a director if elected. If at the time of the Annual Meeting, however, any of the above-named nominees should be unable or decline to serve, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors recommends or will vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends.

      The Board of Directors recommends a vote FOR each nominee as a director to hold office until their respective terms expire and until their respective successors are elected and qualified.

      The following table lists the name, age and positions with the Company of each of the three nominees for re-election, each of the two nominees for election, and each of the continuing directors, the year in which their term of office will expire and the month and year in which each director was first elected (in each case assuming that each of the nominees is elected at the Annual Meeting).

                                 Term      Positions with           Served as
          Name            Age   Expires    the Company           Director Since
          ----            ---   -------    -----------           --------------
Nominees
   Class III
   Hugh M. Chapman         68    2004      Director              August    1997
   Alfred C. Eckert III    53    2004      Director              October   2000
   J. Hicks Lanier         60    2004      Director              May       2001

   Class I
   John G. Hudson          75    2002      Director              September 1992

   Class II
   Joseph R. Gladden, Jr.  58    2003      Director              May       2001

                                 Term      Positions with           Served as
          Name            Age   Expires    the Company           Director Since
          ----            ---   -------    -----------           --------------
 Continuing Directors
   Class I
   M. Katherine Dwyer      52    2002      Director              October   1996
   Gerald B. Mitchell      73    2002      Director              September 1992

   Class II
   Holcombe T. Green, Jr.  61    2003      Chairman of the       September  1992
                                           Board and
                                           Chief Executive
                                           Officer
   John F. Sorte           53    2003      Director              January    1993

*Mr. Eckert was elected by the Board of Directors on October 24, 2000, to serve as a Class III director to complete the term of Mr. Thomas J. Ward who had announced his retirement from the Company and from the Board of Directors in October 2000.

**Mr. Hudson would have retired from the Board of Directors at the end of his present term as a Class III director at the time of election of directors at the 2001 Annual Meeting of Stockholders, but at the request of the Board of Directors has agreed to stand for election for a term of one additional year as a Class I director.

Nominees

      Hugh M. Chapman served as Chairman of NationsBank, National Association (South) from January 1992 until his retirement in June 1997. He also is a director of SCANA Corporation (and a member of its executive committee, chairman of its management development and corporate performance committee and chairman of its long-term compensation committee), The Williams Companies Inc. (and a member of its nominating and audit committees) and Printpack Inc. (and chairman of its audit committee).

      Alfred C. Eckert III has been Chairman and Chief Executive Officer of Greenwich Street Capital Partners since 1994. Mr. Eckert also is a director of McKesson HBOC (and a member of its compensation and finance committees), Moore Corp. and Kensington Group.

      J. Hicks Lanier has been President of Oxford Industries, Inc. since 1977 and became Chairman and Chief Executive Officer of that company in 1981. He is also a director of Crawford & Company (and chairman of its compensation committee and member of its audit committee), a director of Genuine Parts Company (and chairman of its compensation committee) and also a director of SunTrust Banks of Georgia, Inc. (and vice chairman of its executive committee).

      John G. Hudson served as President of Avondale Mills, Inc., a textile manufacturer, from July 1986 until his retirement in September 1990.

      Joseph R. Gladden, Jr. has been Executive Vice President and General Counsel of The Coca-Cola Company since January 2000 and will retire from that company on April 18, 2001. He had been Senior Vice President and General Counsel of The Coca-Cola Company since April 1991. He is also a director of Coca-Cola Enterprises Inc. (and a member of its compensation and directors committees) and a director and chairman of the board of Coca-Cola Amatil Ltd.

Continuing Directors

      M. Katherine Dwyer has been Chairperson and Chief Executive Officer of Skin Clinic, Inc. since April 2000. Until January 1, 2000, she was Senior Vice President of Revlon, Inc. and President of two divisions of that company, Revlon Consumer Products USA and since November 1995, Revlon Cosmetics USA.

      Holcombe T. Green, Jr. is founder and principal of Green Capital Investors, L.P., a private investment partnership, and certain other affiliated partnerships. He is the retired Chairman of HBO & Company, a supplier of hospital information systems. Mr. Green became Chairman and Chief Executive Officer of the Company on October 22, 1992.

      Gerald B. Mitchell retired in 1988 after serving as Chairman and Chief Executive Officer of Dana Corporation, an auto parts original equipment manufacturer.

      John F. Sorte has been President of New Street Advisors L.P., a merchant bank, since he co-founded such firm in March 1994. Mr. Sorte also is a director of Vail Resorts, Inc. (and a member of its audit committee).

Committees of the Board of Directors

      The Board of Directors has an Audit Committee, a Compensation Committee, a Cotton Committee and a Nominating Committee, the current members of which are named below.

                       Board Committee Membership Roster

 ===============================================================================
                                                                    Management
          Name          Audit  Compensation   Cotton   Nominating   Pension***
 ===============================================================================

     H. M. Chapman         X*         X                      X
 -------------------------------------------------------------------------------

      M. K. Dwyer          X
 -------------------------------------------------------------------------------

   A. C. Eckert III                   X                                   X
 -------------------------------------------------------------------------------

    H. T. Green, Jr.                              X          X*
 -------------------------------------------------------------------------------

      J. G. Hudson                    X           X*         X            X
 -------------------------------------------------------------------------------

     G. B. Mitchell                   X*                     X
 -------------------------------------------------------------------------------

      J. F. Sorte          X                                              X*
 ===============================================================================
   Number of Meetings
        in 2000            5          7          **          4            3
 ===============================================================================

*     Chairperson
** The Cotton Committee conducted business on an informal basis by telephone conference call throughout Fiscal 2000.
*** The Management Pension Committee is not a committee of the Board of Directors.

Audit Committee - Audit Committee Report

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

      The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, individually and together, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

                                          Audit Committee

                                          Hugh M. Chapman, Chairman
                                          M. Katherine Dwyer
                                          John F. Sorte

      The Board of Directors adopted its present charter on May 19, 2000, a copy of which is included with this proxy statement as Annex A. The members of the Audit Committee are independent (as independence is defined in Sections 3.03.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

PRINCIPAL ACCOUNTING FIRM FEES

      The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2000, by the Company's principal accounting firm, Ernst & Young LLP.

     Audit Fees                             $   777,700(a)

     Financial Information Systems Design
     and Implementation Fees                          0


     All Other Fees                          $1,231,900(b)(c)
                                             ----------
                                             $2,009,600

(a) Includes fees for U.S. core audit of approximately $525,000, $62,600 for audit assistance working in conjunction with the 2000 restructuring charge, $63,000 paid to the English affiliate of Ernst & Young LLP for the statutory audit of the European operations and $127,100 for audits of employee benefit plans.
(b) Includes fees for actuarial services, tax consulting, internal audit evaluation and other non-audit services.
(c) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

Compensation Committee

      The Compensation Committee establishes and administers salaries, bonuses and other incentive plans in order to attract persons to serve as, and to retain, motivate and reward qualified persons serving as, directors, executive officers and key employees of the Company.

Cotton Committee

      The Cotton Committee reviews and monitors the conditions of the cotton supply market, reviews cotton purchases and use planning with Company management and makes reports to the Board of Directors with respect to this aspect of the Company's business.

Nominating Committee

      The Nominating Committee
      (i) evaluates and recommends qualified persons as nominees for re-election or election as directors of the Company;
      (ii)  establishes procedures for identifying nominees;
      (iii) recommends criteria for membership on the Board of Directors or any committee thereof;
      (iv) recommends directors for membership on, and to serve as chairman of, any committee of the Board of Directors;
      (v) recommends qualified persons to serve as Chairman of the Board of Directors and as senior executive officers of the Company; and
      (vi) considers nominees submitted by stockholders for election as directors of the Company.

      The Nominating Committee will consider nominees recommended by a stockholder entitled to vote for the election of the director nominated, upon written notice of such stockholder given to the Secretary in accordance with the notice provisions and procedures set forth in the By-laws. With respect to an election to be held at an annual meeting, such notice must be given not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the annual meeting is advanced by more than 30 or delayed by more than 60 days from such anniversary, in which case such notice must be given not less than 60 nor more than 90 days prior to such annual meeting or the tenth day following the day on which public announcement is first made of the date of such meeting, whichever is later. Other requirements may apply in the event of an election involving an increase in the number of members of the Board of Directors. With respect to an election to be held at a special meeting of stockholders at which directors are to be elected pursuant to the Company's notice of special meeting, such notice must be given not less than 60 nor more than 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, whichever is later. Each such notice shall set forth as to each nominee, each stockholder giving the notice and as to the beneficial owner, if any, on whose behalf the nomination is made: (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of each such person, (iii) the class and number of shares of Common Stock of the Company which are owned beneficially and of record by each such person and (iv) any other information relating to each such person that is required to be disclosed in connection with the solicitation of proxies for the election of directors or as otherwise required under applicable proxy rules (including, without limitation, the nominee's written consent to being named in a proxy statement as a nominee and to serving as a director, if elected).

Management Pension Committee

      The Management Pension Committee is not a committee of the Board of Directors, however, the committee includes directors as members. The Management Pension Committee
      (i) monitors the performance of the trustees and all investment managers for Company pension and retirement plans;
      (ii) establishes general guidelines for the investment of plan assets and authorizes the trustees and investment managers to invest the assets of the plans in accordance with such guidelines;
      (iii) engages or dismisses investment managers, investment consultants, trustees, independent certified public accountants and actuaries when, in its opinion, such engagement or dismissal would be in the best interest of a plan and its members;
      (iv) authorizes the allocation of assets of pension plans among investment managers;
      (v) monitors liquidity requirements for the plans and the ability of each to meet expected benefit payments and qualified plan expenses;
      (vi) reviews all proposed amendments to the plans or any trust associated therewith and either approves the amendments or provides the Board of Directors with its recommendations concerning such proposed amendments, depending upon the significance of the amendments; and
      (vii) makes reports and recommendations to the Board of Directors regarding, among other matters, the performance and management of the plans.

Directors' Compensation

      We do not pay directors or other committee members who are employees of the Company additional compensation for service as directors or committee members. In 2000 non-employee directors received the following compensation:

                         Directors' Compensation Table
===============================================================================
                                                               Stock
Type of Compensation                                Cash       Options(1)
===============================================================================
Annual Retainer                                   $25,000        5,000
-------------------------------------------------------------------------------
Annual Retainer for Committee Chair                $4,000
-------------------------------------------------------------------------------
Annual Retainer for Each Committee Membership      $3,000
-------------------------------------------------------------------------------
Board or Committee Attendance Fee (per
meeting)                                           $1,500(2)
===============================================================================

(1) Immediately following each annual meeting of stockholders, each non-employee director then in office is granted an option to purchase 5,000 shares of Common Stock pursuant to the Omnibus Stock Incentive Plan at a price equal to the fair market value of the shares on the date of the grant of the option.
(2) Mr. Hudson is paid a fee of $1,000 per month in connection with meetings of the Cotton Committee.

Directors' Attendance

      The Board of Directors held 26 meetings during the fiscal year ended December 31, 2000 ("Fiscal 2000"). None of the incumbent directors, except Ms.
M. Katherine Dwyer, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period such director served) and (ii) the total number of meetings of all committees of the Board of which each such director was a member (held during the periods such director served). See "-- Committees of the Board of Directors."

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The members of the Compensation Committee are Gerald B. Mitchell (Chairman), Hugh M. Chapman, Alfred C. Eckert III and John G. Hudson. None of the current members of the Compensation Committee of the Board of Directors of the Company is an executive officer of the Company.

                                   MANAGEMENT

Executive Officers

      The following individuals are the executive officers of the Company:

         Name of Officer             Age               Title
         ---------------             ---               -----

Holcombe T. Green, Jr...........     61    Chairman of the Board of Directors
                                            and Chief Executive Officer
M. L. "Chip" Fontenot...........     57    President and Chief Operating
                                            Officer
David C. Meek...................     46    Executive Vice President/Finance
                                            and Chief Financial Officer
Joan E. Amberg..................     40    Senior Vice President/President
                                            Domestic Sales
Lanny L. Bledsoe................     64    Senior Vice President-Manufacturing

Michael J. Velsmid, Jr..........     57    Senior Vice President-Retail
                                            Stores

      For a discussion of the business experience of Mr. Green, see "Board of Directors."

      M. L. "Chip" Fontenot has been President and Chief Operating Officer of the Company since January 5, 2001. Prior to joining the Company, Mr. Fontenot was employed as President and Chief Operating Officer of Dyersburg Corporation from July 1999 until December 2000, President of Marketing and a director of that company from January 1998 until July 1999, President and Chief Executive Officer of Decorative Home Accents Inc. from January 1996 until December 1998 and President and Chief Executive Officer of Perfect Fit Industries Inc. from 1989 until 1996.

      David C. Meek joined the Company on November 22, 1999, as Executive Vice President and became Executive Vice President-Finance and Chief Financial Officer on January 1, 2000. Prior to joining the Company Mr. Meek was employed as Managing Director, Textiles, Floor Coverings and Apparel Investment Banking for SunTrust Equitable Securities from 1997 until 1999 and Executive Vice President and Director for Mount Vernon Mills, Inc. from 1991 until 1997.

      Joan E. Amberg has been Senior Vice President of the Company and President of the Domestic Sales Division since January 28, 2000. She was Vice President Operations of the Domestic Marketing Division from January 1999 until January 2000 and Vice President Custom Brands Division from January 1997 until January 2000. Since January 1995, she served in other sales management positions within the Company.

      Lanny L. Bledsoe has been Senior Vice President-Manufacturing of the Company since April 25, 2000. He was Senior Vice President-Sheet Manufacturing from 1996 until April 2000 and Senior Vice President-Bath Products Manufacturing from 1992 until 1996. Mr. Bledsoe joined the Company in 1952.

      Michael J. Velsmid, Jr. has been Senior Vice President-Retail Stores of the Company since June 28, 2000. Mr. Velsmid joined the Company in August 1992 as President of WestPoint Stevens Stores Inc., a wholly owned subsidiary of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of February 1, 2001, (except as otherwise specified in the footnotes) about beneficial ownership of Common Stock by (i) each person who is the beneficial owner of more than 5% of the outstanding Common Stock, (ii) all directors of the Company and the nominees for director, (iii) the four most highly compensated executive officers who are not directors, (iv) Messrs. William F. Crumley and Thomas J. Ward who were no longer serving as executive officers as of December 31, 2000, and (v) all directors and executive officers as a group, based in each case on information furnished to the Company by each such person.

                                               Amount and Nature
                                                      of           Percent
                                                  Beneficial          Of
   Name and Address of Beneficial Owner(1)         Ownership        Class
   ------------------------------------            ---------        -----

Shapiro Capital Management Company, Inc.....      5,396,950(2)      10.70%
   3060 Peachtree Road, N.W.
   Atlanta GA 30305

Legg Mason, Inc.............................      3,177,305(3)       6.30%
LLM, LLC. ..................................      2,205,200(3)       4.37%
Brandywine Asset Management, Inc............        956,000(3)       1.90%
Legg Mason Wood Walker, Inc.................         16,105(3)        .03%
   100 Light Street
   Baltimore MD 21202

Holcombe T. Green, Jr.......................     19,083,258(4)      37.39%
WPS Investors, L.P..........................     15,483,306(4)      30.71%
Green Capital IV............................        781,205(4)       1.55%
Green & Company.............................        325,000(4)        .64%
   3475 Piedmont Road, N.E. Suite 1600
   Atlanta, Georgia 30305

Hugh M. Chapman.............................         39,000(5)          *

M. Katherine Dwyer..........................         40,000(6)          *

Alfred C. Eckert III........................      4,073,200(7)       8.08%
Greenwich Street Capital Partners II, L.P...      4,073,200(7)       8.08%
   500 Campus Drive, Suite 220
   Florham Park NJ 07932

Joseph G. Gladden, Jr.......................              0             *

John G. Hudson..............................         90,400(8)          *

J. Hicks Lanier.............................         10,000(9)          *

Gerald B. Mitchell..........................         50,000(10)         *

John F. Sorte...............................        140,000(11)         *

M. L. "Chip" Fontenot.......................        100,000(12)         *

David C. Meek...............................         83,000(13)         *

Joan E. Amberg..............................         68,690(14)         *

Lanny L. Bledsoe............................        185,770(15)         *

Michael J. Velsmid, Jr. ....................        157,145(16)         *

Thomas J. Ward..............................        503,467(17)         *

William F. Crumley..........................        321,720(18)         *

All Directors and Executive Officers as a
group (12 persons)..........................     24,110,573(19)     46.66%

----------
*     Represents less than 1%

(1) The address of each person who is an officer or director of the Company is c/o WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833.

(2) Shapiro Capital Management Company, Inc., ("Shapiro") is an investment advisor under the Investment Advisers Act of 1940. One or more of Shapiro's advisory clients is the legal owner of the securities. Pursuant to the investment advisory agreements with its clients, Shapiro has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of the shares. Samuel R. Shapiro is the president, a director and majority shareholder of Shapiro Capital Management Company, Inc., in which capacity he exercises dispositive power over the securities.

(3) Legg Mason, Inc., as parent holding company of LLM, LLC; Brandywine Asset Management, Inc.; (both investment advisers with discretion) and Legg Mason Wood Walker, Inc. (broker/dealer with discretion), possessed shared dispositive power of the 2,205,200 shares owned by LLM, LLC; possessed shared voting power of the 956,000 owned by Brandywine Asset Management, Inc. and the 16,105 shares owned by Legg Mason Wood Walker, Inc. and possessed shared dispositive power of the total 3,177,305.

(4) Mr. Green possessed shared voting and investment power with respect to (i) 15,483,306 shares held directly by WPS Investors, L.P., of which HTG Corp., a company owned by him, is general partner; (ii) 781,205 shares held directly by Green Capital IV, of which HTG Corp., a company owned by him, is general partner; (iii) 325,000 shares held directly by Green & Company, of which HTG Corp., a company owned by him, is general partner; (iv) 232,500 shares held by Hall Family Investments, L.P., of which Mr. Green's wife is general partner and
(v) 703 shares held in a non-employee compensation plan of which Mr. Green is trustee. In addition, the total amount for Mr. Green includes (i) 1,650,544 shares owned directly by Mr. Green and (ii) 610,000 shares as to which Mr. Green holds currently exercisable options. The shares held by WPS Investors, L.P., are pledged as collateral for a credit facility with a syndicate of banks, which credit facility is in default. Such default could cause the lenders to require a sale or other disposition of such shares to realize on the value of the shares as collateral for the credit facility. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."

(5) Includes 4,000 shares held directly and 35,000 shares as to which Mr. Chapman holds currently exercisable options.

(6) Includes 40,000 shares as to which Ms. Dwyer holds currently exercisable options.

(7) As of February 1, 2001, Mr. Eckert possessed shared voting and investment power with respect to 4,073,200 shares held directly by Greenwich Street Capital Partners II, L.P. (GSCP II), of which Mr. Eckert is a managing member of Greenwich Street Investments II, L.L.C., which is the general partner of GSCP II, a senior limited partner of GSCP (NJ) L.P., which is the manager of GSCP II and an executive officer of GSCP (NJ), Inc., which is the general partner of GSCP (NJ) L.P.

(8) Includes 20,000 shares held directly, 400 shares held by Mr. Hudson's daughter as custodian for a grandson and 70,000 shares as to which Mr. Hudson holds currently exercisable options. Mr. Hudson disclaims beneficial ownership of the 400 shares held by his daughter as custodian for his grandson.

(9) Includes 10,000 shares held directly by Mr. Lanier.

(10) Includes 20,000 shares held directly and 30,000 shares as to which Mr. Mitchell holds currently exercisable options.

(11) Includes 115,000 shares held directly and 25,000 shares as to which Mr. Sorte holds currently exercisable options.

(12) Includes 100,000 shares as to which Mr. Fontenot holds currently exercisable options. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."

(13) Includes 2,000 shares held directly, 1,000 shares held in an IRA and 80,000 shares as to which Mr. Meek holds currently exercisable options. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."

(14) Includes 11,254 shares held directly, 54,267 shares as to which Ms. Amberg holds currently exercisable options and 3,169 shares held through the WestPoint Stevens Retirement Savings Value Plan (the "Savings Plan").

(15) Includes 22,199 shares held directly, 23,859 shares held by Mr. Bledsoe's wife, 130,371 shares as to which Mr. Bledsoe holds currently exercisable options and 9,341 shares held through the Savings Plan. Mr. Bledsoe disclaims beneficial ownership of the 23,859 shares held by his wife.

(16) Includes 72,890 shares held directly, 74,944 shares as to which Mr. Velsmid holds currently exercisable options and 9,311 shares held through the Savings Plan.

(17) Includes 118,282 shares held directly, 350,000 shares as to which Mr. Ward holds currently exercisable options and 35,185 shares held through the Savings Plan. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."

(18) Includes 95,940 shares held directly, 29,000 shares held by Mr. Crumley's wife, 195,000 shares as to which Mr. Crumley holds currently exercisable options and 1,780 shares held through the Savings Plan. Mr. Crumley disclaims beneficial ownership of the 29,000 shares held by his wife.

(19) Includes 2,142,109 shares held directly, 22,192,686 shares held indirectly, of which 21,931 shares are held through the Savings Plan, 1,049,582 shares as to which certain members of management hold currently exercisable options, and 200,000 shares as to which non-employee directors hold currently exercisable options. See footnotes 2-18.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

      During 2000, Ms. Joan E. Amberg and Mr. Lanny L. Bledsoe, executive officers, each timely filed with the Securities and Exchange Commission their respective Form 3 but inadvertently omitted information reporting a part of their respective stock ownership. These omissions were corrected with the filing of their respective Form 5. Mr. Holcombe T. Green, Jr., an executive officer, inadvertently failed to timely file with the Securities and Exchange Commission one Form 4 related to one transaction. Mr. Michael J. Velsmid, Jr., an executive officer, inadvertently filed his Form 3 after the date imposed by regulation.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning total compensation earned by or paid to the Chief Executive Officer, the four other highest-paid executive officers of the Company employed as executive officers as of December 31, 2000, and Messrs. William F. Crumley and Thomas J. Ward who were no longer serving as executive officers as of December 31, 2000, (the "Named Officers") during the fiscal years indicated for services rendered to the Company and its subsidiaries.

                                         Summary Compensation Table
                                         --------------------------
                                                                                   Long-Term Compensation
                                                                                   ----------------------
                                         Annual Compensation                             Awards
                                         -------------------                             ------
                                                                   Restricted Stock   Stock Options          All Other
Name and Principal Position      Year    Salary ($)  Bonus ($)(1)   Awards ($)(2)     (# of Shares)(3)       Comp. ($)
---------------------------      ----    ----------  ------------   -------------     ----------------       ---------
Holcombe T. Green, Jr........    2000      830,000           0              0              750,000            225,392(4)
  Chairman and Chief             1999      715,000     858,000      9,883,583(5)         1,050,000            243,796(6)
      Executive Officer          1998      673,000     807,600        577,573              100,000            243,400(6)

Thomas J. Ward...............    2000      510,000           0              0                    0          2,482,332(7)
  President and Chief            1999      500,000     600,000        393,703              100,000              3,282(8)
      Operating Officer          1998      414,000     496,800        355,315              100,000              4,332(8)

David C. Meek................... 2000      349,250           0              0              150,000              5,999(9)
  Executive Vice President       1999       33,077      39,692        182,500               50,000                  0

William F. Crumley...........    2000      315,000           0              0                    0             35,502(10)
  Executive Vice President       1999      310,000     372,000        220,500               35,000             12,149(10)
                                 1998      295,000     354,000        253,178               50,000             13,738(10)

Joan E. Amberg...............    2000      229,583           0              0               85,000              1,889(11)
  Senior Vice President          1999      157,000     157,000        111,683               17,000              1,600(11)
                                 1998      144,800     144,800        124,276                    0              1,725(11)

Lanny L. Bledsoe.............    2000      226,100      40,000(12)          0               70,000              8,737(13)
  Senior Vice President          1999      209,467     209,467        147,239                5,000              9,101(13)
                                 1998      202,333     202,333        171,638               30,000              9,313(13)

Michael J. Velsmid Jr....        2000      270,000           0              0               60,000              4,012(14)
  Senior Vice President          1999      253,466     253,466        177,971               20,000             13,364(14)
                                 1998      244,533     244,533        207,433               30,000             14,587(14)

(1) Bonuses earned in fiscal years 1998 and 1999 were paid in the first quarter of the following year.
(2) Bonus Awards earned under the WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan (the "Key Employee Stock Bonus Plan") are subject to vesting requirements. The dollar value is based upon the share price on the date of grant of the Bonus Awards.
(3) Shares available under stock option awards are adjusted to reflect the two-for-one stock split effective in March 1998.
(4) Includes $223,808 paid to Mr. Green as reimbursement for part of his expense in maintaining an apartment in New York. After July 1, 2000, the Company discontinued making reimbursement for such expenses when it entered into a new employment agreement with Mr. Green which included an increase in base salary to compensate for such expense. Also includes $1,584 for excess value of life insurance over premiums paid by Mr. Green. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."
(5) On October 27, 1999, the Compensation Committee awarded Mr. Green 500,000 shares of the Company's Common Stock pursuant to an agreement under which Mr. Green will be obligated to return a pro rata portion of the awarded shares if his employment with the Company terminates for any reason other than death, total disability, or a change in control of the Company, prior to October 27, 2004.
(6) Includes $240,000 paid to Mr. Green as reimbursement for part of his expense in maintaining an apartment in New York. This amount was previously disclosed in the discussion of related party transactions in proxy statements for 1998 and 1999, respectively. Also includes $1,800 and $2,196 for excess value of life insurance over premiums paid by Mr. Green for 1998 and 1999, respectively, and $1600 in the Company's matching contributions under the Savings Plan for 1998 and 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(7) Includes $631.98 for excess value of life insurance over premiums paid by Mr. Ward and $1,700 in the Company's matching contribution under the Savings Plan. The Company has entered into an agreement with Mr. Ward to provide certain payments in connection with the termination of his employment agreement with the Company. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."
(8) Includes $2,732 and$1,682 for excess value of life insurance over premiums paid by Mr. Ward for 1998 and 1999, respectively, and $1600 in the Company's matching contributions under the Savings Plan for 1998 and 1999.
(9)   Includes $4,648 for relocation expenses and $1,351 for personal mileage.
(10) Includes $9,828, $6,386, and $4,244 for excess value of life insurance over premiums paid by Mr. Crumley for 1998, 1999 and 2000, respectively; $2,310, $4,163 and $3,817 for personal use of Company automobile for 1998, 1999 and 2000, respectively; $1600 for 1998 and 1999 and $1700 for
      2000 in the Company's matching contributions under the Savings Plan; $24,231 payment in lieu of vacation pay and $1,510 for personal use of Company airplane in 2000.
(11) Includes $125 and $189 for excess value of life insurance over premiums paid by Ms. Amberg for 1998 and 2000, respectively; and $1600 for 1998 and 1999 and $1700 for 2000 in the Company's matching contributions under the Savings Plan.
(12) Mr. Bledsoe was awarded a cash bonus of $40,000 based upon his individual performance. No cash bonuses were earned under the Senior Management Incentive Plan for Fiscal 2000. See "Senior Management Incentive Plan."
(13) Includes $6,768, $5,238 and $3,800 for excess value of life insurance over premiums paid by Mr. Bledsoe for 1998, 1999 and 2000, respectively; $945, $2,263 and $2,372 for personal use of Company automobile for 1998, 1999 and 2000, respectively; $1600 for 1998 and 1999 and $1700 for 2000 in the Company's matching contributions under the Savings Plan; and $865 for personal use of Company airplane.
(14) Includes $4,879, $3,656 and $2,312 for excess value of life insurance over premiums paid by Mr. Velsmid for 1998, 1999 and 2000, respectively; $8,108 for personal use of Company automobile for each of 1998 and 1999; and $1600 for 1998 and 1999 and $1700 for 2000 in the Company's matching contributions under the Savings Plan.

Senior Management Incentive Plan

      Pursuant to the WestPoint Stevens Inc. Senior Management Incentive Plan (the "MIP"), performance awards were not earned by employees of the Company and its subsidiaries with respect to Fiscal 2000. The purpose of this incentive plan is to provide additional compensation above base salary to key employees if the Company meets or exceeds certain performance goals established by the Compensation Committee. Incentive payments for certain participants are based solely upon predetermined annual operating profit goals of the Company. Other participants' payments are based on the operating profit (as defined in the MIP) of the Company and certain business units and/or divisions. The MIP provides that no participant will receive payments under the plan unless the Company's actual annual operating profit equals or exceeds 90% of the predetermined operating profit goal. Incentive payments to each of the Named Officers under the MIP are included in the Summary Compensation Table.

      On March 9, 2001, performance awards payable to the Named Officers with respect to 2001 were determined based on the terms and provisions of the MIP with new predetermined operating profit goals established by the Compensation Committee.

Key Employee Stock Bonus Plan

      Pursuant to the Key Employee Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock to those key employees of the Company who are deemed eligible to participate in the Key Employee Stock Bonus Plan, based on the Company's achievement of certain pre-established earnings levels during the Company's fiscal year. On February 11, 2000, the Company granted Bonus Awards (as such term is defined in the Key Employee Stock Bonus Plan) for Fiscal 2000 covering an aggregate of 360,866 shares of Common Stock to certain key employees, including each of the Named Officers. On February 13, 2001, the Compensation Committee determined that Bonus Awards for Fiscal 2000 had not been earned and such Bonus Awards were forfeited. On March 9, 2001, the Company granted Bonus Awards for Fiscal 2001 covering an aggregate of 772,868 shares of Common Stock to certain key employees based upon the terms of the Key Employee Stock Bonus Plan with new predetermined earnings levels established by the Compensation Committee. See "Approval of Key Employee Stock Bonus Plan."

Option/SAR Grants in Last Fiscal Year

      Stock options exercisable for shares of Common Stock are granted to certain key employees of the Company pursuant to the WestPoint Stevens Inc. Omnibus Stock Incentive Plan (the "Omnibus Stock Incentive Plan") in order to secure and retain the services of persons capable of filling key positions with the Company, to encourage their continued employment and to increase their interest in the growth and performance of the Company by providing them with an ownership stake. The following table provides information on stock options granted to the Named Officers during the last fiscal year pursuant to the Omnibus Stock Incentive Plan.

      The table also shows, among other data, hypothetical potential gains from stock options granted in Fiscal 2000. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the price of Common Stock over the ten-year life of the stock options granted in Fiscal 2000 (which would equal a total increase in the Company's stock price of 62.9% and 159.4%, respectively, from the date of the grant). The assumed rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                      Option/SAR Grants in Last Fiscal Year

                                                                                        Potential Realizable Value at
                                                                                        Assumed Annual Rates of Stock
                                                                                       Price Appreciation for Ten-Year
                                           Individual Grants                                 Term of Options
                            -------------------------------------------------------    -------------------------------
                                           % of Total
                             Number of    Options/SARs    Exercise Price
                           Options/SARs  Granted to All      Per Share    Expiration     At 5% Annual      At 10% Annual
Name of Executive              Granted     Employees          ($/Sh)         Date       Growth Rate ($)   Growth Rate ($)
-----------------          ------------  --------------   --------------  ----------    ---------------   --------------
Holcombe T. Green, Jr.       750,000       42.60%             $7.19         11/9/10       $3,391,314      $8,594,256
David C. Meek                 50,000       20.00%          $19.1875          5/9/10         $603,346      $1,528,997
David C. Meek                100,000        5.68%             $7.19         11/9/10         $452,175      $1,145,901
Joan E. Amberg                15,000        60.00%         $16.4375         1/28/10         $155,062        $392,957
Joan E. Amberg                20,000        8.00%          $19.1875          5/9/10         $241,338        $611,599
Joan E. Amberg                50,000        2.84%             $7.19         11/9/10         $226,088        $572,950
Lanny L. Bledsoe              20,000        8.00%          $19.1875          5/9/10         $241,338        $611,599
Lanny L. Bledsoe              50,000        2.84%             $7.19         11/9/10         $226,088        $572,950
Michael J. Velsmid Jr.        10,000      100.00%            $10.75         6/28/10          $67,606        $171,327
Michael J. Velsmid Jr.        50,000        2.84%             $7.19         11/9/10         $226,088        $572,950
Thomas J. Ward                    --          --                 --              --               --              --
William F. Crumley                --          --                 --              --               --              --

Fiscal Year-End Option Holdings

      The following table summarizes for each of the Named Officers option exercises during Fiscal 2000, including the aggregate value of gains on the date of exercise, the total number of unexercised options for Common Stock, if any, held at December 31, 2000, and the aggregate dollar value of unexercised in-the-money options for Common Stock, if any, held at December 31, 2000. Value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying Common Stock on December 29, 2000, which was $7.49 per share. These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of Common Stock on the date of any exercise of options.

                     Aggregated Option/SAR Exercises in the
                  Last Fiscal Year and FY-End Option/SAR Values

                                                                                                 Value of Unexercised
                                                                                                 (at year end)
                                                                Number of Unexercised            in-the-Money
                          Shares                                Options at FY-End (#)(1)         Options at FY-End ($)
                          Acquired on                           ------------------------         ---------------------
Name                      Exercise (#)(1)  Value Realized ($)   Exercisable  Unexercisable   Exercisable   Unexercisable
----                      ---------------  ------------------   -----------  -------------   -----------   -------------
Holcombe T. Green, Jr.            384,980           1,563,981       430,000      1,470,000        45,000          180,000
David C. Meek                           0                   0        50,000        150,000         6,000           24,000
Joan E. Amberg                          0                   0        29,267         84,800         3,000           12,000
Lanny L. Bledsoe                        0                   0       109,371         72,000         3,000           12,000
Michael J. Velsmid Jr.                  0                   0        48,944         77,000         3,000           12,000
Thomas J. Ward                          0                   0       390,000        110,000        86,800                0
William F. Crumley                      0                   0             0              0             0                0

(1)The number of shares shown is an adjusted number reflecting the two-for-one stock split effective in March 1998.

Pension Plan and Retirement Plans

WestPoint Pension Plan

      Executive officers of the Company and certain of its subsidiaries are covered by the WestPoint Stevens Inc. Retirement Plan (the "WestPoint Pension Plan"), a defined benefit pension plan. The WestPoint Pension Plan covers all salaried employees of the Company and certain subsidiaries and affiliates who have met eligibility requirements and may include certain hourly employees if designated for coverage.

      Contributions to the plan are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated until retirement. Compensation covered by the pension plan consists of all payments made to a participant for personal services rendered as an employee of the Company that are subject to federal income tax withholding, including before tax contributions to certain employee benefit plans and excluding income attributable to stock based awards and imputed income attributable to certain fringe benefit programs. With respect to executive officers, plan compensation covers up to a maximum of $170,000 per individual for Fiscal 2001. The plan provides that participants' benefits fully vest after five years of service or the attainment of age 65.

      Retirement benefits for the WestPoint Pension Plan are computed as the sum of 1% of a participant's average compensation (the annual average of five consecutive, complete plan years of highest compensation during the last 10 years of service) multiplied by the years of benefit service, plus 0.6% of a participant's average compensation which exceeds the Social Security Integration Level ($35,100 in Fiscal 2000), multiplied by the participant's years of benefit service, not to exceed 35 years.

      The following table indicates the approximate amounts of annual retirement income that would be payable under the WestPoint Pension Plan calculated on a straight-life annuity basis and based on various assumptions as to compensation and years of service for certain employees. There is no social security or other offset deducted from the amounts shown.

                             Pension Plan Table (1)

                                Years of Service
                                ----------------

      Average (2)
     Compensation          15              20                 25                 30                35
 ---------------------  --------        --------           --------           ---------         ---------
  $250,000...........   $ 56,841        $ 75,788           $ 94,735            113,682          $ 132,629
   300,000...........     68,841          91,788            114,735            137,682            160,629
   350,000...........     80,841         107,788            134,735            161,682            188,629
   400,000...........     92,841         123,788            154,735            185,682            216,629
   450,000...........    104,841         139,788            174,735            209,682            244,629
   500,000...........    116,841         155,788            194,735            233,682            272,629
   550,000...........    128,841         171,788            214,735            257,682            300,629
   600,000...........    140,841         187,788            234,735            281,682            328,629
   650,000...........    152,841         203,788            254,735            305,682            356,629
   700,000...........    164,841         219,788            274,735            329,682            384,629
   750,000...........    176,841         235,788            294,735            353,682            412,629
   800,000...........    188,841         251,788            314,735            377,682            440,629
   850,000...........    200,841         267,788            334,735            401,682            468,629
   900,000...........    212,841         283,788            354,735            425,682            496,629
   950,000...........    224,841         299,788            374,735            449,682            524,629
 1,000,000...........    236,841         315,788            394,735            473,682            552,629
 1,050,000...........    248,841         331,788            414,735            497,682            580,629
 1,100,000...........    260,841         347,788            434,735            521,682            608,629
 1,150,000...........    272,841         363,788            454,735            545,682            636,629
 1,200,000...........    284,841         379,788            474,735            569,682            664,629
 1,400,000...........    332,841         443,788            554,735            665,682            776,629
 1,600,000...........    380,841         507,788            634,735            761,682            888,629

----------
(1) Assumes individual retires at age 65 with indicated years of service but further assumes the Social Security Integration Level as in effect in Fiscal 2000, which was $35,100. Includes benefits payable under the Supplemental Retirement Plan (as defined under "-- Supplemental Retirement Plan").
(2) Represents the average of the annual covered compensation for the five consecutive, complete plan years of highest compensation during the last 10 years of service.

The following table indicates the credited years of service as of the date hereof for each of the Named Officers and the annual average compensation for each of their five consecutive plan years of highest compensation during their last ten years of service:

                                        Credited                  Average
                                          Years                   Compensation
                                        --------                  ------------
     Holcombe T. Green, Jr.                8.5                     $1,419,489
     Thomas J. Ward                       25.3                        905,337
     William F. Crumley                   11.7                        632,876
     David C. Meek                         1.4                        300,000
     Joan E. Amberg                       11.3                        160,000
     Lanny L. Bledsoe                     34.3                        246,136
     Michael J. Velsmid, Jr.               8.7                        291,424

Supplemental Retirement Plan

      The Company's Supplemental Retirement Plan ("Supplemental Retirement Plan") provides for payment of amounts that would have been paid under the WestPoint Pension Plan but for the limitations on covered compensation and benefits applicable to qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended (the "Code"). For certain participants, the compensation taken into account under the Supplemental Retirement Plan is limited to the lesser of (i) $300,000 or (ii) 120% of the participant's base salary. The Supplemental Retirement Plan is not qualified under Section 401(a) of the Code and benefits are paid from the general assets of the Company. Benefits payable under the Supplemental Retirement Plan are included in the "Pension Plan Table" above.

Supplemental Executive Retirement Plan

      The Supplemental Executive Retirement Plan (the "Executive Retirement Plan") provides an enhanced level of post-retirement income to those executives who participated in the 1982 Restricted Stock and Performance Share Plan of West Point-Pepperell, Inc. and its successor plans (collectively, the "RSPSP"), all of which were terminated in the first half of 1989. The benefit is based on the executive's average monthly compensation ("AMC"), including salary, bonus and commissions during the 60 consecutive calendar months during which compensation was highest out of the executive's last 120 calendar months of employment. The Executive Retirement Plan provides a monthly benefit calculated as a single life and 10-year certain annuity based upon the following formula:

            3.5% x (AMC) x (lesser of 10 or number of years of service under RSPSP) plus 1% x (AMC) x (years of service under RSPSP in excess of 10 not to exceed 30) minus benefits payable under the WestPoint Pension Plan and the Supplemental Retirement Plan and minus amounts attributable to employer contributions under the WestPoint Stevens Inc. Retirement Savings Value Plan ("RSVP").

      Participation in the Executive Retirement Plan was frozen by the Company as of December 31, 1993. At such time, two of the Company's current executives were accruing benefits under the Executive Retirement Plan. Of the Named Officers, only Mr. Ward and Mr. Bledsoe were participants and accruing a benefit under the Executive Retirement Plan. As of December 31, 2000, benefits payable at age 65 to Mr. Ward and Mr. Bledsoe under the Executive Retirement Plan amount to $28,919(1) per month and $1,692 per month, respectively.

Employment Agreements, Termination Provisions and Change in Control Arrangements

      The Company entered into employment agreements with Messrs. Green, Meek and Ward all effective July 1, 2000, for three-year terms which automatically extend on a daily basis until notice is given by either party to cease any further extension. The employment agreements for each of these executive officers provide an annual base salary, subject to annual review as follows: Mr. Green -- $1,030,000; Mr. Meek -- $386,000 and Mr. Ward -- $510,000. Effective
January 1, 2001, Mr. Meek's annual base salary was increased to $435,000. Mr. Green and Mr. Meek also are provided fringe benefits, including (i) an automobile allowance, (ii) reasonable personal use of the Company aircraft and
(iii) reasonable cost of membership in a private club. Mr. Ward was provided reasonable personal use of the Company aircraft and a choice of an automobile allowance or club membership. The agreements provide that each executive officer would participate in the top bonus category of 120% of his annual base salary under the Company's

----------
(1) As a result of Mr. Ward's resignation as an executive officer he will fail to fully vest in the Company's Supplement Retirement Plan with the result that his primary retirement benefit will be paid from the Executive Retirement Plan.

Senior Management Incentive Plan based upon the Company's achievement of certain performance goals in existence from time to time. The agreements also provide that these executive officers will participate in the Company's Key Employee Stock Bonus Plan and Omnibus Stock Incentive Plan as well as any medical, dental, disability, insurance, retirement, savings, vacation or other welfare or fringe benefit plans or programs made available to the Company's other senior executive officers. See " -- Senior Management Incentive Plan" and "Key Employee Stock Bonus Plan."

      Upon a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (which includes, among other things, a change in control of the Company in certain circumstances), each of the following executives would receive the following payments after such termination becomes effective (in addition to all compensation owed to the executive at the time of such termination): the sum of (i) the executive's annual base salary times the number of whole and fractional years remaining in the term of the employment agreement; (ii) the target bonus amount payable to such executive under the management incentive plan applicable to the year in which such termination becomes effective, times the number of years remaining in the term of the employment agreement (with any fractional years treated as whole years) whether or not the requirements otherwise applicable to the payment of such bonus amount under such plan have been met; and (iii) all outstanding unvested awards under the Key Employee Stock Bonus Plan and the Omnibus Stock Incentive Plan which shall become immediately vested and exercisable as applicable. To receive amounts described in (i), (ii) and (iii) above the executive would be required to execute a release of all employment-related claims. The amounts payable under
(i) and (ii) are to be paid on dates they would have been paid if the executive's employment had not been terminated, provided, however, payment will cease and be forfeited if the executive becomes employed by a "competitor" as defined in the non-compete provisions of the agreement. Accordingly, if such a termination were to occur in 2001, Mr. Green and Mr. Meek would be entitled to cash payments of $4,944,000 and $2,088,000 respectively (see the discussion of Mr. Ward below). In addition, the Company has agreed to make an indemnity payment to each executive with respect to any of the aforementioned lump-sum cash payments and any payments under any plan or other compensatory arrangement in connection therewith in an amount equal to the sum of (i) the excise tax, if any, imposed on each executive under Section 4999 of the Code in respect of any such payments and (ii) any federal, state or local income tax imposed on any such indemnity payment. In addition, each executive shall be entitled to receive continued medical and dental benefits for the remaining term of the employment agreement (see "-- Option/SAR Grants in Last Fiscal Year" and "-- Fiscal Year-End Option Holdings").

      Effective on October 16, 2000, Mr. Ward resigned his position as an officer and a director of the Company. The Company entered into an agreement (the "New Agreement") with Mr. Ward effective the same day to retain him following the termination of his then existing employment agreement. Under the New Agreement, Mr. Ward remains an employee but not an officer of the Company through June 30, 2002 (the "Retention Term"), to perform such duties as the Chief Executive Officer determines from time to time.

      During the Retention Term, Mr. Ward will be paid a base salary of $80,000 annually and will be entitled to participate in any medical, dental, disability, insurance, retirement, savings or other welfare or fringe benefit plans or programs made generally available to the Company's non-executive salaried employees. Commencing on December 31, 2000, he will not receive further awards or grants under any equity-based compensation plans or bonus plans.

      In connection with the termination of his Employment Agreement, Mr. Ward receives the following payments: (1) his normal annual base salary and benefits under the Employment Agreement through December 31, 2000, (2) for a period of three years commencing on December 31, 2000, $510,000 annually in equal installments in accordance with usual and customary payroll practices offset by any amounts for salary received under the New Agreement and (3) three consecutive annual lump sum payments of $306,000, commencing in February 2001. In addition to normal vesting of earned awards under the Key Employee Stock Bonus Plan, upon expiration of the Retention Term all previously earned non-vested awards will become vested. The New Agreement also contains mutual releases, non-solicitation and non-compete provisions.

      On March 21, 2000, the Company entered into an arrangement with Mr. William F. Crumley under which he would leave the office of Executive Vice President-Operations and become a special advisor to the President and Chief Operating Officer of the Company, effective April 30, 2000. He remained an employee and advisor until his retirement on January 1, 2001, and received his regular base monthly salary and benefits until that date. At his retirement on January 1, 2001, Mr. Crumley became vested in the unvested portion of his stock options and earned stock bonus awards.

Compensation Committee Report on Executive Compensation

      The Compensation Committee sets the compensation policies applicable to the Company's executive officers.

      General Policies. The goals of the Company's executive compensation program for Fiscal 2000 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve the goals of the program, the Company relies primarily on salary, annual bonuses and stock options.

      The salary levels for existing executive officers depend primarily on individual levels of responsibility within the Company. The level of salaries for newly hired executive officers, while similarly dependent on individual levels of responsibility within the Company, also is affected by the market for executive talent. Additional consideration in setting salary levels is given to the Company's competitive position in its industry and the need to establish compensation and terms of employment that will attract and retain the leadership the Company believes necessary to maintain its position. The Compensation Committee also takes into consideration recommendations from compensation consultants, executive search firms, or industry studies for comparable positions, as well as, the expenses of relocation and the loss of accrued benefits.

      Bonus levels for executive officers and other key employees of the Company depend on performance and are designed to encourage the achievement of certain annual operating profit goals. Annual bonuses for executive officers and certain other key employees are determined by the Compensation Committee under the MIP. Other participants' payments were based on a combination of factors, including the operating profit of the Company and certain business units and/or divisions. The MIP provides for threshold incentive payments to all participants only when actual annual operating profit equal or exceed 90% of the predetermined annual operating profit goal. The threshold operating profit goals for Fiscal 2000 were not met and no bonuses were paid under the MIP for 2000. The Compensation Committee did approve the payment of selective bonuses outside the MIP for exceptional individual performance to 24 employees, one of whom, Mr. Lanny L. Bledsoe is a Named Officer. These payments did not exceed a total aggregate amount of $300,000. Annual bonuses for 2001 for the Named Officers will be determined under the MIP based upon whether the Company meets or exceeds certain performance goals established by the Compensation Committee for 2001. See "-- Senior Management Incentive Plan."

      The Omnibus Stock Incentive Plan provides for the grant by the Company of stock-based incentives to certain key employees of the Company. The stock-based incentives offered pursuant to the Omnibus Stock Incentive Plan are a matter of separate inducement to key employees and are not granted in lieu of any other compensation. By means of the Omnibus Stock Incentive Plan, the Company seeks to retain the services of persons now holding key positions with the Company and to secure and retain the services of persons capable of filling such positions by providing them with an ownership stake in the Company. A committee appointed by the Board of Directors to administer the Omnibus Stock Incentive Plan can choose from among six categories of incentive awards: stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. See "Summary Compensation Table," "-- Option/SAR Grants in Last Fiscal Year" and "Employment Agreements, Termination Provisions and Change in Control Arrangements." The number of options held by a key employee is not a factor in determining or otherwise limiting future grants. Such a factor could create an incentive to exercise options and sell the underlying shares, defeating the Company's objective of providing key employees with an ownership stake in the Company's business.

      In order to advance the interest of the Company and its stockholders by motivating key employees to attain extraordinary performance exceeding industry norm, promote the long-term success and growth of the Company and to remain in the service of the Company, participants in the Key Employee Stock Bonus Plan may receive, if the Company achieves certain performance criteria, annual bonuses, payable in shares of Common Stock of the Company, equal to 80% of their base salary. Earned Bonus Awards are subject to a vesting schedule determined by the Compensation Committee, provided, however, that at least 10% of the shares of Common Stock earned will vest on January 1 of each calendar year following the performance year for which such Bonus Awards are earned until fully vested. In Fiscal 2000 the Company did not achieve pre-established earnings levels and no bonuses were paid under the Key Employee Stock Bonus Plan for Fiscal 2000.

      Compensation of the Chief Executive Officer. Mr. Green's compensation is determined pursuant to the principles noted above and by the terms of his employment agreement. On July 1, 2000, the Company entered into a new employment agreement with Mr. Green. Under the agreement his base salary was increased by an amount primarily deemed appropriate to compensate for the elimination of reimbursement of expenses incurred by Mr. Green in maintaining a residence in New York City where the Company maintains a corporate office. On November 9, 2000, the Compensation Committee granted stock options to Mr. Green and other key employees based on a study by William M. Mercer, Inc., a human resources consulting firm, to correct for the negative impact of declining market values for the Company's stock. Under the terms of the arrangement with Mr. Green, he received an option to purchase 750,000 shares of Common Stock at a price on November 9, 2000, of $7.19. These options vest over a five-year period. Stock options provide Mr. Green compensation if, and only if, the price of the Common Stock is above the exercise price during the time the options are exercisable. The Compensation Committee believes that Mr. Green, as a substantial stockholder of the Company, is committed to acting to optimize overall Company performance to the benefit of all stockholders and that he has continued to demonstrate such commitment in Fiscal 2000. In Fiscal 2000, Mr. Green was instrumental in, among other things, the implementation of the Company's Eight-Point Plan to expand brands, explore new licensing opportunities, rationalize manufacturing, increase global sourcing, reduce overhead, improve inventory management, enhance the Company's supply chain and logistics, and reduce leverage. In the Compensation Committee's view, these actions on the part of Mr. Green were important to the Company's operating results.

      Compliance with Section 162(m) of the Code. With certain exceptions,
Section 162(m) of the Code ("Section 162(m)") disallows a publicly-held company's deduction for compensation paid in excess of $1 million per taxable year to certain executives. Certain performance-based compensation is not subject to the limitations under Section 162(m). The Company believes that compensation paid under the MIP and the Key Employee Stock Bonus Plan to the officers subject to Section 162(m) generally should qualify for the performance-based compensation exception to Section 162(m). In addition, options granted under the Omnibus Stock Incentive Plan should qualify for the performance-based compensation exception to Section 162(m), however, the Compensation Committee reserves the right under certain circumstances to approve awards or compensation which would not qualify for the performance-based compensation exception to Section 162(m).

                                          Compensation Committee

                                          Gerald B. Mitchell, Chairman
                                          Hugh M. Chapman
                                          Alfred C. Eckert III
                                          John G. Hudson

                               PERFORMANCE GRAPH

      The following graph provides a comparison of the cumulative total returns on the Common Stock based on an investment of $100 after the close of the market on the last trading day of the year ending on December 31, 1995, plotted on an annual basis for a five-year period ending on December 31, 2000, against Standard & Poor's 500 Stock Index ("S&P 500") and an index compiled consisting of 105 companies (listed on Annex B hereto) with market capitalizations that were similar to that of the Company at the end of 1999 (the "Market Index") (prepared by Standard & Poor's Compustat Services, Inc.), in each case assuming reinvestment of any dividends. The Company believes that published industry indices are not representative of the Company and its lines of business and that it cannot reasonably identify a group of peer issuers that are in the same industry or lines of business as the Company or that are reasonably comparable with the Company on any other basis. Therefore, in accordance with the rules and regulations of the Commission, the Company has selected the Market Index for purposes of comparing the Company's cumulative total returns on the Common Stock. Furthermore, the following graph is not, nor is it intended to be, indicative of future performance of the Company's Common Stock, which performance could be affected by factors and circumstances outside of the Company's control.

                            Total Shareholder Return

                              [LINE GRAPH OMITTED]

                                 INDEXED RETURNS

                           Base           Years Ending
                           Period
Company Name / Index          Dec-95    Dec-96   Dec-97   Dec-98  Dec-99  Dec-00
WESTPOINT STEVENS INC            100    148.92   235.52   314.64  174.88   90.21
S&P 500 INDEX                    100    122.96   163.98   210.85  255.21  231.98
PEER GROUP                       100    117.39   124.74    99.82  109.55  100.87

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During Fiscal 2000, the Company acquired an interest in a limited liability company, HTG Falcon, LLC ("HTGF"), the other member of which is HTG Corp, a corporation wholly owned by Mr. Green. HTGF beneficially owns a Falcon 2000 jet aircraft that is used by Mr. Green and other company employees for business travel and by HTG Corp. Through February 2001, the Company had made a total of approximately $14,800,000 in capital contributions to HTGF, in the form of cash, payment of indebtedness on the aircraft, and payment of operating expenses incurred by HTGF. HTG Corp. had made a total of approximately $5,520,000 in capital contributions representing the transfer of beneficial ownership in the aircraft (net of acquisition indebtedness), an interest in an airport hangar lease and payment of expenses. (The Company's 2000 proxy statement stated that the Company had purchased HTG Corp.'s entire interest in HTGF; however, this payment was in fact an additional capital contribution by the Company to HTGF.) The Company and HTG Corp. each own an equal amount of voting common interests in HTGF, for which each member paid $50,000. The Company and HTG Corp. also each own non-voting preferred interests reflecting capital contributions made by each member in excess of the amounts paid for the common interest. The preferred interests are entitled to a preferred 9% rate of return upon liquidation of HTGF. Use of the aircraft by HTG Corp. results in a reduction in its capital account in an amount determined under Treasury Regulations regarding the valuation of employer provided aircraft. During Fiscal 2000, the capital account of HTG Corp. was reduced by approximately $7,650,000 including $110,000 for use of the aircraft and cash distributions in the aggregate amount of approximately $7,540,000. If, upon liquidation of HTGF, the capital account balance of HTG Corp. (as adjusted for subsequent contributions, distributions and allocations of income and expense) is negative, HTG Corp. would be obligated to repay such amounts to HTGF with interest at the short-term Applicable Federal Rate in effect from time to time.

      HTG Corp. leased certain office space from EOP-Buckhead in Atlanta, Georgia (the "Premises"). In early 2000, the Company determined to locate corporate offices in Atlanta. As of May 1, 2000, the Company entered into a new lease for the Premises with the landlord, at which time the lease for the Premises with HTG Corp. was surrendered and canceled. Upon entering the new lease for the Premises, the Company reimbursed HTG Corp. for its investment of $430,068 for design and buildout costs. In addition, the Company reimbursed HTG Corp. $500,000 for furnishings and fixtures at its cost. The Company subleases office space within the Premises to HTG Corp. The lease rate of $60,672 per annum plus share of expenses is set at full reimbursement of all Company costs on a per square foot pro rata basis.

      In Fiscal 2000, the Company approved a plan of recapitalization and agreed to reimburse an affiliate of Mr. Green certain expenses in connection with the recapitalization plan. Subsequently the plan was terminated, after a new equity investor withdrew its investment commitment based upon increases in the cost of debt financing. In Fiscal 2000, in connection with terminating the plan of recapitalization the Company paid approximately $850,000 in legal and advisory fees incurred by Mr. Green's affiliate and the other potential equity investors in connection with the recapitalization plan.

PROPOSAL 2 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE EXISTING CERTIFICATE OF INCORPORATION

      In connection with Proposal 2, our Board determined that it is advisable and in the best interests of the Company and our stockholders to authorize in our certificate of incorporation a new class of stock of one hundred million (100,000,000) shares of preferred stock.

      The authorized capital stock of the Company currently consists of 200,000,000 shares of Common Stock. As of March 23, 2001, there were 49,545,917 shares of Common Stock issued and outstanding, 21,553,732 shares held in the Company's treasury and 8,186,579 shares reserved for issuance pursuant to the Company's existing stock incentive plans. No preferred stock is presently authorized by the Existing Certificate of Incorporation.

      The preferred stock to be authorized is commonly referred to as "blank check" preferred stock because the stock would have such voting rights, designations, preferences, and relative, participating, option and conversion or other special rights, and such qualifications, limitations or restrictions, as the Board of Directors may designate for each class or series issued from time to time. As such, the preferred stock would be available for issuance without further action by the Company's stockholders, except as may be required by applicable law or pursuant to the requirements of the New York Stock Exchange or such other exchange upon which such securities are then trading.

      The Board of Directors believes that the creation of the preferred stock is advisable and in the best interests of the Company and its stockholders for several reasons. The authorization of the preferred stock would permit the Board of Directors to issue such stock without stockholder approval and, thereby, provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The proposal would enable the Company to respond promptly and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special stockholders' meeting to approve a contemplated stock issuance.

      The authorization of the preferred stock would also afford the Company greater flexibility in responding to unsolicited acquisition proposals and hostile takeover bids. The issuance of preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of the outstanding voting stock of the Company or otherwise effect a change of control. Shares of preferred stock may also be sold to third parties who indicate that they would support the Board in opposing a hostile takeover bid. The availability of preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to the Company and its stockholders. The proposed amendment to the Existing Certificate of Incorporation is not intended to be an anti-takeover measure, and the Company is not aware of any present third party plans to gain control of the Company.

      We cannot state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the Board determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the market price of the Common Stock, or impairing the liquidation rights of the Common Stock, without further action by the stockholders. Holders of our Common Stock will not have preemptive rights with respect to the preferred stock.

      Although the Company may consider issuing preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, the Company currently has no arrangements, understandings, agreements or commitments with respect to the issuance of the preferred stock, and the Company may never issue any preferred stock.

      The description of the new Certificate of Incorporation ("New Certificate") set forth herein is qualified in its entirety by reference to the form of the proposed New Certificate attached hereto as Annex C.

      The Board of Directors recommends a vote FOR the amendment and restatement of the Existing Certificate of Incorporation.

PROPOSAL 3 - APPROVAL OF KEY EMPLOYEE STOCK BONUS PLAN

General

      On August 9, 1995, the Board of Directors first approved the WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan which is referred to herein as the "Key Employee Stock Bonus Plan." The purpose of the Key Employee Stock Bonus Plan is to provide key employees of the Company with an opportunity to acquire a proprietary interest in the Company and thus create in such key employees an increased interest in, and greater concern for, the welfare of the Company and its subsidiaries. Pursuant to the Key Employee Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock (each a "Bonus Award") to those key employees of the Company who are deemed eligible to participate in the Key Employee Stock Bonus Plan (each a "Participant") based on the Company's achievement of certain pre-established earnings levels (each a "Performance Target") during the Company's fiscal year (each a "Performance Year"). On March 9, 2001, the Company granted Bonus Awards covering an aggregate of 772,868 shares of Common Stock to certain key employees, including each of the Named Officers.

      On March 9, 2001, the Board of Directors approved an amendment and restatement of the Key Employee Stock Bonus Plan, subject to stockholder approval, that will change the name to the "WestPoint Stevens Inc. Key Employee Stock Bonus Plan" and will increase the maximum number of shares of Common Stock with respect to which a Bonus Award may be granted to any Participant for a single Performance Year by 50,000 shares to a total of 100,000 shares.

Summary of the Plan

      The following summary of the Key Employee Stock Bonus Plan is not intended to be complete and is qualified in its entirety by reference to the Key Employee Stock Bonus Plan, a copy of which is attached hereto as Annex D. Capitalized terms used in this discussion but not otherwise defined herein have the meanings ascribed to such terms in the Key Employee Stock Bonus Plan.

      Administration. The Key Employee Stock Bonus Plan vests broad powers in the Compensation Committee to administer and interpret the Plan. The Compensation Committee currently consists of four members of the Board of Directors, all of who are considered "disinterested persons" within the meaning of rule 16b-3 under Section 16(b) of the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee's powers include authority, within the limitations set forth in the Bonus Plan, to select the persons who will be Participants in the Key Employee Stock Bonus Plan, to establish Performance Targets for each Performance Year, to determine whether Performance Targets have been met and, if such Performance Targets have not been met, to establish additional criteria for earning Bonus Awards for Participants other than the Named Executive Officers (as defined in the Key Employee Stock Bonus Plan), to establish a vesting schedule for the Bonus Awards, and to determine under what criteria a Bonus Award should vest.

      Eligibility to Receive Awards. Bonus Awards will be granted only to key employees of the Company designated by the Compensation Committee. Selection for participation for one Performance Year does not confer on a Participant the right to participate in the Key Employee Stock Bonus Plan for any other Performance Year.

      Bonus Awards. For each Performance Year as to which an individual is selected as a Participant, such Participant will receive a Bonus Award entitling the Participant to receive shares of Common Stock in a number (rounded to the nearest whole share) equal to the quotient obtained by dividing 80% of the Participant's Base Salary by the Fair Market Value of one share of Common Stock on the first trading day of the Performance Year.

      Earning of Awards. Within 90 days following the end of each Performance Year, the Compensation Committee will determine whether the Performance Target for such Performance Year has been satisfied and will certify its determination in approved minutes of the Compensation Committee meeting held for such purpose. If the Compensation Committee certifies that the Performance Target for a Performance Year has been achieved, all Bonus Awards granted for that Performance Year will be considered earned but will remain subject to the vesting requirements described below under "Establishment of Performance Targets; Vesting of Awards." If the Performance Target for a Performance Year is not achieved, the Compensation Committee, in its sole discretion, nevertheless may determine that all or a portion of any Bonus Award will be deemed to be earned based on such criteria as the Compensation Committee deems appropriate, including, without limitation, individual performance or the performance of the subsidiary or business division of the Company employing the Participant; provided, however, that the Compensation Committee does not have such discretion with respect to any Bonus Award to a Participant who was a Named Officer at any time during the Performance Year to which the Bonus Award relates. Any Bonus Award that is not considered earned by the Compensation Committee for any Performance Year will be forfeited. However, in the event of a Change in Control of the Company during a Performance Year, all outstanding Bonus Awards granted in respect of that Performance Year will be immediately deemed to be earned and vested in full.

      Establishment of Performance Targets; Vesting of Awards. Within 90 days of the start of each Performance Year the Compensation Committee will establish (i) the Performance Target, stated as a target Earnings Per Share, for such Performance Year and (ii) a vesting schedule that will apply to the Bonus Awards granted for that Performance Year; provided, however, that not less than 10% of the shares subject to each Bonus Award that is earned may become vested as of January 1 of each of the succeeding nine years. If a Participant terminates employment with the Company other than as a result of (a) death, Disability, Retirement, termination without "cause" or termination with "good reason" (as such terms may be defined in a written employment agreement between the Participant and the Company); or (b) other circumstances approved by the Compensation Committee, the unvested portion of any Bonus Award granted to the Participant will be forfeited. Notwithstanding the foregoing, the Compensation Committee in its sole discretion may at any time accelerate the vesting of any and all outstanding Bonus Awards.

      Bonus Trust. The Company has established a Bonus Trust for the purpose of acquiring and holding shares of Common Stock that may be transferred in satisfaction of Bonus Awards under the Key Employee Stock Bonus Plan. Following the establishment of the Performance Target for each Performance Year and prior to December 31 of such Performance Year, a special purpose subsidiary of the Company known as WPSI Inc. ("WPSI") will cause to be transferred to or acquired by the Bonus Trust shares of Common Stock equal in number to the number of shares of Common Stock subject to Bonus Awards granted to Participants for such Performance Year, reduced by the number of Common Stock then held in the Bonus Trust in excess of the number of shares of Common Stock subject to Bonus Awards earned in respect of preceding Performance Years and not forfeited by Participants or distributed to Participants or transferred to the Deferral Trust. Shares of Common Stock may be transferred directly or indirectly from WPSI to the Bonus Trust or acquired by the trustee in open market or private transactions using cash transferred by WPSI to the Bonus Trust.

      Maximum Award. The maximum number of shares of Common Stock with respect to which a Bonus Award may be granted to any Participant for a single Performance Year is 100,000.

Adjustments

      In the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then (i) the Compensation Committee may make or provide for such adjustments in the number of shares of Common Stock subject to each outstanding Bonus Award as the Compensation Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants, and (ii) the Compensation Committee may make or provide for such adjustments in the maximum number of shares of Common Stock subject to Bonus Awards granted to a Participant in respect of a single Performance Year, as the Compensation Committee in its sole discretion may in good faith determine to be appropriate in order to reflect such transaction or event. In the event of the payment of a cash dividend on Common Stock, the Compensation Committee shall increase the number of shares of Common Stock subject to each outstanding Bonus Award by the number of whole and fractional shares of Common Stock having a Fair Market Value (as of the date the dividend is paid) equal to the amount of cash dividends payable on the number of shares subject to the Bonus Award.

      Certain Material Federal Income Tax Consequences. The statements in the following paragraphs of the principal federal income tax consequences of Bonus Awards under the Key Employee Stock Bonus Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

      A Participant who is awarded a Bonus Award does not recognize any taxable income upon the grant of such Bonus Award. A Participant generally will recognize ordinary income at the time the shares of Common Stock subject to a Bonus Award (including shares of Common Stock attributable to cash dividends) and cash in lieu of fractional shares of Common Stock are transferred to a Participant in an amount equal to the sum of the fair market value of the shares of Common Stock (as of that date) and the cash received. Upon the sale of shares of Common Stock, the Participant will recognize capital gain (or loss) in an amount equal to the difference between the amount realized and the Participant's basis in the shares. Such capital gain (or loss) will be long term or short term depending on the Participant's holding period in such shares.

      The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the Participant, provided that such amount constitutes an ordinary and necessary business expense and is reasonable, is not "excess parachute payment" and the limitations of Sections 280G and 162(m) of the Code do not apply.

      2001 Stock Bonus Plan Grants. Because the number of key employees of the Company may change over time and because the selection of Participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the Key Employee Stock Bonus Plan during its term. However, six executive officers and thirty-five other key employees have been declared eligible to receive Bonus Awards for the 2001 Performance Year, subject to stockholder approval of the Key Employee Stock Bonus Plan. The following table sets forth Bonus Awards made under the Key Employee Stock Bonus Plan for Fiscal 2001.

                               NEW PLAN BENEFITS

                                                  Key Employee Stock Bonus Plan
                                                  -----------------------------

                                                       Dollar       Number
    Name and Position                               Value ($)(1)   of Units
    -----------------                               ------------   --------
    Holcombe T. Green, Jr., Chairman and
      Chief Executive Officer                         $ 931,000    100,000

    M. L. (Chip) Fontenot, President and
      Chief Operating Officer                           429,144     46,095

    David C. Meek, Executive Vice President and
      Chief Financial Officer                           414,835     44,558

    Joan E. Amberg, Senior Vice President               271,787     29,193

    Lanny L. Bledsoe, Senior Vice President             252,720     27,145

    Michael J. Velsmid, Jr., Senior Vice President      286,096     30,730

    Executive Officer Group                           2,636,843    283,227

    Non-Executive Director Group                            -0-        -0-

    Non-Executive Officer Employee Group              4,676,329    502,291

(1) Based on $9.31 per share, the Fair Market Value of the Common Stock on March 9, 2001, the date of grant.

      The Board of Directors recommends a vote FOR the approval of the amendment and restatement of the Key Employee Stock Bonus Plan (As Amended).

PROPOSAL 4 - APPOINTMENT OF INDEPENDENT AUDITORS

      Ernst & Young LLP, independent certified public accountants, audited the financial statements of the Company for the year ended December 31, 2000, contained in the Company's Annual Report on Form 10-K (which was filed with the Commission on March 30, 2001). Such audit services consisted of the firm's audit of and report on such financial statements and other annual financial statements of the Company and other matters.

      Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Based upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2001.

      The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors of the Company for the fiscal year ending December 31, 2001.

                            PROPOSALS OF STOCKHOLDERS

      The Company intends to hold the Annual Meeting of Stockholders for year 2002 in the spring of next year. Any stockholder of the Company wishing to include proposals in the proxy materials for such meeting must meet the requirements of the rules of the Commission relating to stockholders' proposals. Such proposal must be received by the Secretary of the Company in writing at the principal executive offices of the Company prior to December 10, 2001.

      According to the Company's By-laws, any stockholder of the Company wishing to submit a proposal for consideration outside the processes for inclusion in the proxy materials for such meeting must deliver such proposal to the Secretary of the Company at the principal office of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; and provided further, that in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting a stockholder's notice related to the election of directors shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of this paragraph, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

                                 OTHER BUSINESS

      The Board of Directors is not aware of any other matters that may be presented at the Annual Meeting other than those mentioned in the attached Company's Notice of Annual Meeting of Stockholders. If any other matters do properly come before the Annual Meeting, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                             ADDITIONAL INFORMATION

      All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to the beneficial owners of Common Stock.

      Copies of the Company's 2000 Annual Report to Stockholders were previously mailed to the stockholders or will be mailed simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference herein.

      This Proxy Statement and the accompanying Form of Proxy have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

                                    By Order of the Board of Directors,

                                    Christopher N. Zodrow
                                      Vice President and Secretary

West Point, Georgia
April 9, 2001

                                                                         ANNEX A

                             AUDIT COMMITTEE CHARTER

      The Audit Committee shall consist of not less than three directors, none of whom shall be employees of the Company and each of whom shall be independent of Management and free from any relationship that would interfere with his or her exercise of independent judgment as a member of the Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.

      The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee shall meet privately in executive session at each meeting of the Committee with Management, the director of internal audit, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee shall communicate with Management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the independent auditors limited review procedures. In performing its responsibilities of monitoring the auditing, internal control and financial reporting of the Company, the Committee shall:

      (1) Review the independence and performance of the independent auditors, who are ultimately accountable to the Board of Directors and the Audit Committee and annually recommend to the Board the engagement of independent auditors for the Company, or the discharge of such auditors when deemed necessary or desirable;

      (2) Review with the independent auditors their fees and plans for all auditing services, including: scope, staffing, locations, reliance upon management, internal staffing and general audit approach;

      (3) Request and review the independent auditors' periodic formal written statement delineating all relationships between the independent auditors and the Company, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors and recommend that the Board of Directors take appropriate action in response to the auditors' report to satisfy itself of such auditors' independence;

      (4) Review such accounting and financial matters (including, without limitation, annual and quarterly public filings prior to filing or distribution) as may be required by the Securities and Exchange Commission or requested by Management;

      (5) Review with the independent auditors the quality and integrity of the Company's financial reporting processes and the adequacy and effectiveness of the Company's system of internal control and satisfy itself that the internal audit function is protected from undue pressures.

      (6) Assure Management's full cooperation with the independent auditors and review the results of the audits conducted by the independent auditors, and in conjunction therewith (a) review the quality of the accounting policies of the Company, (b) review proposed changes in the accounting policies of the Company that have or may have a material impact on the Company's financial reports, and (c) review differences of opinion, if any, between the independent auditors and Management;

      (7) Provide both the independent auditors and internal auditors with access to the Board of Directors, including access without Management representatives present;

      (8) Review, with the advice of counsel and auditors as it considers appropriate, internal controls and policies which assure adherence to proper standards of business conduct and compliance with conflict of interest policies and applicable laws and regulations and review possible exposures to contingent liabilities; and

      (9) Review matters that could have significant financial reporting implications for the Company, such as tax issues, litigation, and regulatory matters, and conduct such investigations into matters within the general scope of its responsibilities as it may deem appropriate from time to time or as may be referred to it by the Board.

                                                                         ANNEX B

                     Market Index for WestPoint Stevens Inc.

AGL RESOURCES INC              IKON OFFICE SOLUTIONS         STUDENT LOAN CORP
AIRBORNE INC                   IMPERIAL BANCORP              TELE SUDESTE CELULAR   -ADR
ALEXANDER & BALDWIN INC        INFOCURE CORP                 TRIZETTO GROUP INC
ALLSCRIPTS HEALTHCARE SOLTNS   INTRAWEST CORP                TUPPERWARE CORP
AMWAY ASIA PACIFIC LTD         KENNAMETAL INC                UNIGRAPHICS SOLUTIONS INC
ANNTAYLOR STORES CORP          KEYSTONE FINANCIAL INC        UNITED ASSET MGMT CORP
AO TATNEFT  - SPONS ADR        KULICKE & SOFFA INDUSTRIES    UNITED BANKSHARES INC/WV
ASYST TECHNOLOGIES INC         LAKEHEAD PIPE LINE PTNS  -LP  UNITED DOMINION REALTY TRUST
AZURIX CORP                    LANDS END INC                 UNITED STATIONERS INC
BOISE CASCADE OFFICE PDS CP    LIBERTY ALL-STAR EQUITY       VARIAN SEMICONDUCTOR EQUIPMT
BOK FINANCIAL CORP             LIFE TECHNOLOGIES INC         WASHINGTON FED INC
BRE PROPERTIES  -CL A          LONGS DRUG STORES INC         WEBSTER FINL CORP WATERBURY
CAREMARK RX INC                MARIMBA INC                   WEBTRENDS CORP
CEDAR FAIR  -LP                METAMOR WORLDWIDE INC         WEINGARTEN REALTY INVST
CELANESE AG                    MICRON ELECTRONICS INC        WESTAMERICA BANCORPORATION
CHICAGO TITLE CORP             MITCHELL ENERGY & DEV         WILEY (JOHN) & SONS  -CL A
CHURCH & DWIGHT INC            MOORE (BENJAMIN) & CO         WORLD ACCESS INC
CITIZENS BANKING CORP          MOTIENT CORP                  WORLDGATE COMMUNICATIONS INC
COGNIZANT TECH SOLUTIONS       MULTEX.COM INC                YORK INTL
COMMERCIAL FEDERAL             NCL HOLDINGS ASA  -SPON ADR
COMPNIA MINAS BUENVNTR  -ADR   NEON COMMUNICATIONS INC
COMSAT CORP  -SER 1            NETEGRITY INC
CONCURRENT COMPUTER CP         NUVEEN INSD MUN OPPORTNTY FD
CORDIANT COMM GRP   -SP ADR    OHIO CASUALTY CORP
COREL CORP                     ONE VALLEY BANCORP/WV
CREDICORP LTD                  OWENS CORNING
DOCUMENTUM INC                 OXFORD HEALTH PLANS INC
ELCOM INTERNATIONAL INC        PACIFIC SUNWEAR CALIF INC
ELECTRO SCIENTIFIC INDS INC    PAIRGAIN TECHNOLOGIES INC
ETEC SYSTEMS INC               PHOSPHATE RES PARTNERS  -LP
EVEREST RE GROUP LTD           PILGRIM PRIME RATE TR
FIRST FINL BANCORP INC/OH      PINNACLE SYSTEMS INC
FIRST INDL REALTY TRUST INC    POWER-ONE INC
FIRSTCOM CORP                  PREVIEW SYSTEMS INC
GALILEO TECHNOLOGY LTD         PROGRESS SOFTWARE CORP
GAYLORD ENTERTAINMENT          PULTE CORP
GLOBIX CORP                    QUANTA SERVICES INC
GRACE (W R) & CO               RECKSON ASSOCS RLTY CORP
GREAT ATLANTIC & PAC TEA CO    RENAL CARE GROUP INC
GRUPO IMSA SA DE CV  -ADS      SANCHEZ COMPUTER ASSOCS INC
HELIX TECHNOLOGY CORP          SCHOLASTIC CORP
HSB GROUP INC                  SENSIENT TECHNOLOGIES CORP
IDACORP INC                    SILICON STORAGE TECHNOLOGY

                                                                         ANNEX C

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             WESTPOINT STEVENS INC.
                     Pursuant to Sections 242 and 245 of the
                       General Corporation Law of Delaware

      WestPoint Stevens Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), for the purposes of amending and restating its Restated Certificate of Incorporation, as currently in effect (the "Restated Certificate of Incorporation"), hereby certifies that:

      1. The name of the Corporation is WestPoint Stevens Inc. (the "Corporation").

      2. The Corporation was originally incorporated under the name of Acme Boot Holding Corporation and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 24, 1987. On December 10, 1993, the Corporation changed its name to WestPoint Stevens Inc. pursuant to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware merging Valley Fashions Tender Corp. with and into the Corporation.

      3. This Amended and Restated Certificate of Incorporation has been duly authorized and adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

      4. This Amended and Restated Certificate of Incorporation hereby amends and restates in its entirety the Restated Certificate of Incorporation as follows:

      FIRST: The name of the Corporation is WestPoint Stevens Inc.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

      THIRD: The purpose of the Corporation is to engage in and conduct any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

      FOURTH: (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares, of which two hundred million (200,000,000) shall be shares of common stock, par value $.01 per share (the "Common Stock"), and one hundred million (100,000,000) shares shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The shares designated as common stock shall have identical rights and privileges in every respect.

            (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors" or "Board") is hereby authorized, subject to limitations prescribed by law and provisions of this Article FOURTH hereof, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                  (i) The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                  (ii) Whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                  (iii) The right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock at the option of the Corporation, at the option of the holder, or both, and, if redeemable, the price, terms, conditions and manner of such redemption;

                  (iv) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (v) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Corporation, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (vi) The terms of any sinking fund or redemption or repurchase or purchase account, if any; the obligation, if any, of the Corporation to retire, redeem, repurchase or purchase shares of such series pursuant to such fund or account; and the terms and conditions of such obligation;

                  (vii) The voting powers, if any, and whether such voting powers are full or limited in such series; and

                  (viii) Such other preferences, powers, and special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine;

all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

            (c) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will, after the filing of a proper certificate with the Delaware Secretary of State, have the status of authorized but unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

                  (d) (i) Subject to the provisions of applicable law or of the by-laws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock outstanding in his name on the books of the Corporation.

                  (ii) Subject to any rights of holders of any class or series of Preferred Stock, when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in such dividends and distributions in proportion to the number of shares of Common Stock held by such holder.

                  (iii) Subject to any rights of holders of any class or series of Preferred Stock, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of shares of Common Stock in proportion to the number of shares of Common Stock held by such holder.

      FIFTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

      SIXTH: The number of directors constituting the entire Board of Directors of the Corporation shall be fixed at nine, unless and until otherwise determined by a majority of the entire Board, provided that the number of directors shall not be reduced at any time so as to shorten the term of any director at the time in office.

      SEVENTH: The members of the Board shall be divided into three classes, designated Class I, Class II and Class III, each to consist of three directors, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1996, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995. In the event of an increase or decrease in the number of directors constituting the entire Board, however, the number of directors constituting each class shall be as equally proportionate as possible. Successors to the class of directors whose term expires at each annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. In all cases, each director so elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

      EIGHTH: (a) A director may be removed from office for "cause" by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. For purposes of this Article EIGHTH, "cause" shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director,
(ii) the engaging by such
director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

            (b) Any director may be removed from office without cause by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

            (c) Any vacancy on the Board of Directors may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

      NINTH: The amendment or repeal of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or this Article NINTH of this Amended and Restated Certificate of Incorporation and the adoption of any provision inconsistent therewith shall require the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock.

      TENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-law of the Corporation adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

      ELEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL or any successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the certificate of incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

            (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (an "Other Entity"), against expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article ELEVENTH, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification. Any director or officer of the Corporation serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

            (c) The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification under this Article ELEVENTH the funds necessary for payment of expenses (including attorney's fees and disbursements) actually and reasonably incurred by such person in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding; provided, however, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article ELEVENTH, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

            (d) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article ELEVENTH or otherwise.

            (e) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

            (f) (i) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                  (ii) The provisions of this Article ELEVENTH shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article ELEVENTH is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modifications of this Article ELEVENTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

            (g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

            (h) Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article ELEVENTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable action, suit or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

      IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 9th day of May 2001.

                                              WESTPOINT STEVENS INC.


Attest:                                       By:______________________________
                                                  Holcombe T. Green, Jr.
_____________________________                     Chairman of the Board and
Christopher N. Zodrow                              Chief Executive Officer
Vice President and Secretary

                                                                         ANNEX D

                             WESTPOINT STEVENS INC.
                          Key Employee Stock Bonus Plan

1.    Purpose

      The purpose of the WestPoint Stevens Inc. Key Employee Stock Bonus Plan (the "Plan") is to advance the interests of WestPoint Stevens Inc. (the "Company") and its stockholders by motivating key employees of the Company to take actions that will promote the long-term success and growth of the Company.

2.    Definitions

      (a) "Base Salary" means a Participant's annual rate of base pay in effect on the first day of a Performance Year.

      (b) "Beneficiary" means the person or persons entitled to receive the interest of a Participant under the Plan in the event of the Participant's death, as provided in Section 15 hereof.

      (c) "Board" means the Board of Directors of the Company.

      (d) "Bonus Award" means an award entitling a Participant to receive shares of Common Stock subject to the terms and conditions of the Plan.

      (e) "Bonus Trust" means the trust established under Section 8 hereof.

      (f) "Change in Control" means the occurrence of any one of the following events: (i) any person or other entity (other than a subsidiary of the Company or Holcombe T. Green, Jr. or any of his affiliates as defined in Rule 405 under the Securities Act of 1933), including any person as defined in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (ii) the Board approving the sale of all or substantially all of the property or assets of the Company, (iii) the Board approving a consolidation or merger of the Company with another corporation (other than with any subsidiary of the Company or in which the Company is the surviving corporation), the consummation of which would result in the occurrence of an event described in clause (i) above, or (iv) a change in the Board occurring with the result that the members of the Board on the effective date hereof (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

      (g) "Committee" means the Compensation Committee of the Board. The Committee shall consist of two or more directors who are "disinterested persons" under Rule 16b-3.

      (h) "Common Stock" means shares of the Common Stock, $.01 par value per share, of the Company.

      (i) "Company" means WestPoint Stevens Inc., a Delaware corporation. Unless otherwise required by the context of this Plan, references to the Company shall include any subsidiary corporation in which the Company possesses directly or indirectly more than 50% of the combined voting power of all classes of stock.

      (j) "Deferral Trust" means the trust established under Section 10 hereof.

      (k) "Disability" means total disability as defined in the long-term disability plan of the Company as in effect from time to time; provided, however, that if a Participant is a party to a written employment agreement with the Company that contains a definition of "disability," such term shall have the meaning provided therein.

      (l) "Earnings Per Share" means the earnings per share of the Company as shown on the consolidated statement of income prepared in accordance with generally accepted accounting principles consistently applied, audited by the independent certified public accountants of the Company, as adjusted in accordance with Section 5 hereof.

      (m) "Fair Market Value" means the average of the highest and lowest sales prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or on the national securities exchange on which the Common Stock is listed on the date in which the Common Stock is to be valued hereunder. If no sale occurred on such date, Fair Market Value shall be the average of the highest and lowest sales prices on the closest date preceding such date on which sales occurred. If the Common Stock is not listed on NASDAQ or on any national securities exchange, Fair Market Value shall be determined by the method or procedures as established from time to time by the Committee. Notwithstanding the foregoing, the Fair Market Value of the Common Stock for purposes of the 1995 Performance Year shall be $14.50.

      (n) "Insolvency" means (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

      (o) "Named Executive Officer" means a Participant who is the Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Company.

      (p) "Participant" means a key employee of the Company who is selected by the Committee to participate in the Plan.

      (q) "Performance Target" means the target Earnings Per Share for a Performance Year established in accordance with Section 5 hereof.

      (r) "Performance Year" means a period coinciding with the Company's fiscal year for accounting purposes, which shall be used for purposes of determining whether Bonus Awards are earned by Participants hereunder.

      (s) "Retirement" means normal retirement under the WestPoint Stevens Inc. Retirement Plan.

      (t) "Rule 16b-3" means Rule 16b-3 as promulgated by the Securities and Exchange Commission (or any successor rule to the same effect), as in effect from time to time.

3.    Participation

      For each Performance Year, the Committee shall designate those key employees of the Company who shall receive Bonus Awards under the Plan. Selection for participation for one Performance Year shall not confer on a Participant the right to participate in the Plan for any other Performance Year.

4.    Bonus Awards

      For each Performance Year, each Participant shall receive a Bonus Award entitling the Participant to receive shares of Common Stock in a number (rounded to the nearest whole share) equal to the quotient obtained by dividing 80% of the Participant's Base Salary by the Fair Market Value of one share of Common Stock on the first trading day of the Performance Year. If a Participant terminates employment with the Company during a Performance Year other than as a result of (i) death, Disability, Retirement, termination without "cause" or for "good reason" (as such terms may be defined in a written employment agreement between the Participant and the Company); or (ii) other circumstances approved by the Committee, any Bonus Award granted to the Participant in respect of that Performance Year shall be deemed forfeited and cancelled. In the case of an employee who is first hired by the Company after the beginning of a Performance Year, the Committee may in its discretion designate such employee as a Participant in the Plan for that Performance Year, provided that such a Participant's Base Salary shall be determined only with respect to the portion of the Performance Year during which the Participant is employed by the Company.

5.    Establishment of Performance Targets

      The Committee shall establish the Performance Target for the initial Performance Year within that Performance Year. Within the first 90 days of each subsequent Performance Year, the Committee shall establish the Performance Target for that Performance Year. Each Performance Target shall be stated as a target Earnings Per Share for the Performance Year. For purposes of the Plan, Earnings Per Share shall be determined without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Target is established, and without regard to the effect of amortization of excess reorganization value, goodwill, restructuring charges, extraordinary items and write-offs of deferred financing fees, net of applicable taxes. Within the first 90 days of each Performance Year, the Committee in its sole discretion may specify certain non-recurring items that shall be excluded from Earnings Per Share in determining whether the Performance Target for that Performance Year has been satisfied.

6.    Earning of Awards

      Within 90 days following the end of each Performance Year, the Committee shall determine whether the Performance Target for such Performance Year has been satisfied and shall certify its determination in approved minutes of the Committee meeting held for such purpose. If the Committee certifies that the Performance Target for a Performance Year has been achieved, all Bonus Awards granted for that Performance Year shall thereupon be considered earned but shall remain subject to the vesting requirements of Section 7 hereof. If the Performance Target for a Performance Year is not achieved, the Committee in its sole discretion may determine that all or a portion of any Bonus Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the subsidiary or business division employing the Participant; provided, however, that the Committee shall not have such discretion with respect to any Bonus Award granted after the initial Performance Year to a Participant who was a Named Executive Officer at any time during the Performance Year to which the Bonus Award relates. Any Bonus Award that is not considered earned in accordance with this Section shall be forfeited. Notwithstanding anything herein to the contrary, in the event of a Change in Control of the Company during a Performance Year, all outstanding Bonus Awards granted in respect of that Performance Year shall be immediately deemed to be earned and vested in full.

7.    Vesting of Awards

      Within the first 90 days of each Performance Year (or, in the case of the initial Performance Year, within 90 days of the date the Plan is approved by the Board), the Committee shall establish a vesting schedule that shall apply to the Bonus Awards granted for that Performance Year; provided, however, that not less than 10% of the shares subject to each Bonus Award shall become vested as of January 1 of the year immediately following the Performance Year and on January 1 of each succeeding year. If a Participant terminates employment with the Company (i) as a result of death, Disability, Retirement, termination without "cause" or with "good reason" (as such terms may be defined in a written employment agreement between the Participant and the Company) or (ii) due to other circumstances approved by the Committee, the unvested portion of any Bonus Award granted to the Participant shall become fully vested and nonforfeitable. If a Participant terminates employment due to any other circumstances, the unvested portion of any Bonus Award granted to the Participant shall be forfeited. In the event of a Change in Control of the Company, all outstanding Bonus Awards shall become fully vested and nonforfeitable. Notwithstanding anything herein to the contrary, the Committee in its sole discretion may at any time accelerate the vesting of any and all outstanding Bonus Awards.

8.    Establishment of Bonus Trust

      The Company shall establish the Bonus Trust for the purpose of acquiring and holding shares of Common Stock that may be transferred in satisfaction of Bonus Awards hereunder. Such trust may be established by a special-purpose subsidiary of the Company known as WPSI Inc. ("WPSI"), provided that the Company shall be treated as the owner of the assets of the Bonus Trust for federal income tax purposes and the assets of the Bonus Trust shall at all times be subject to the claims of the Company's creditors. The Company shall have the power to revoke the Bonus Trust or to vest the assets of the Bonus Trust in the Company. Following the establishment of the Performance Target for each Performance Year and prior to December 31 of such Performance Year, WPSI shall cause to be transferred to or acquired by the Bonus Trust shares of Common Stock equal in number to the number of shares of Common Stock subject to Bonus Awards granted to Participants for such Performance Year, reduced by the number of shares then held in the Bonus Trust in excess of the number of shares of Common Stock subject to Bonus Awards earned in respect of preceding Performance Years and not forfeited by Participants or distributed to Participants or transferred to the Deferral Trust. If any adjustment is made under Section 12 in the number of shares subject to outstanding Bonus Awards, WPSI shall cause to be transferred to or acquired by the Bonus Trust sufficient shares to reflect such adjustment. Shares of Common Stock may be transferred directly or indirectly from WPSI to the Bonus Trust or acquired by the trustee on the open market or in private transactions using cash transferred by WPSI to the Bonus Trust.

9.    Delivery of Shares

      The shares of Common Stock subject to a Bonus Award shall be delivered to the Participant as soon as practicable after (i) the Committee has determined that the Performance Target for the Performance Year has been achieved, and (ii) such shares have become vested in accordance with Section 7. All fractional shares shall be reduced to cash of equal Fair Market Value.

10.   [Reserved]

11.   Maximum Number of Shares

      The number of shares subject to a Bonus Award granted to any one Participant in respect of a single Performance Year shall not exceed 100,000 shares.

12.   Adjustments

      In the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then (i) the Committee may make or provide for such adjustments in the number of shares of Common Stock subject to each outstanding Bonus Award as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants, and (ii) the Committee may make or provide for such adjustments in the number of shares specified in Section 11 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect such transaction or event. In the event of the payment of a cash dividend on Common Stock, the Committee shall increase the number of shares of Common Stock subject to each outstanding Bonus Award (including any Bonus Award that is the subject of a deferral election under Section 9) by the number of whole and fractional shares of Common Stock having a Fair Market Value (as of the date the dividend is paid) equal to the amount of cash dividends payable on the number of shares subject to the Bonus Award.

13.   Tax Withholding

      Each Participant or Beneficiary shall pay to the Company in cash or check acceptable to the Company the full amount of any federal, state or local taxes required to be withheld or otherwise paid by the Company, upon such terms and conditions as the Committee may prescribe. A Participant or Beneficiary may satisfy any withholding obligation in whole or in part by relinquishment of shares of Common Stock otherwise to be distributed having a Fair Market Value (as of the date of withholding) equal to the required withholding. In addition, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant or Beneficiary, upon such terms and conditions as the Committee may prescribe.

14.   Nontransferability of Benefits

      Except as specifically provided herein, a Participant may not assign or transfer any interest in a Bonus Award or in any shares of Common Stock held in the Bonus Trust or the Deferral Trust. Notwithstanding the foregoing, upon the death of a Participant, the Participant's rights and benefits hereunder shall pass to the Beneficiary designated by the Participant or, if none, by will or by the laws of descent and distribution.

15.   Designation of Beneficiaries

      A Participant may designate a Beneficiary or Beneficiaries who in the event of the Participant's death shall receive the Common Stock and any payments under the Plan that otherwise would have been delivered to the Participant. All designations must be in writing and shall be effective only if and when delivered to the Committee during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his Beneficiary or Beneficiaries by a written instrument delivered to the Committee. In the event a Participant shall not designate a Beneficiary or Beneficiaries as aforesaid, or if for any reason such designation shall be ineffective, in whole or in part, the Common Stock and other payments that otherwise would have been delivered to such Participant shall be delivered to the Participant's estate.

16.   Status of Participants

      No Participant shall be deemed to be a stockholder of the Company, or to have any interest in any stock or any specific assets of the Company by reason of the fact that such Participant has been granted a Bonus Award or that shares of Common Stock are being held in the Bonus Trust or Deferral Trust to be delivered in the future. The interests of all Participants shall derive and be determined solely by the terms and provisions set forth herein.

17.   Administration and Interpretation

      The Plan shall be administered by the Committee. The Board may from time to time remove members from or add members to the Committee and fill any vacancy on the Committee. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe rules and requirements relating to it, and to make all determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of the Plan as may be required to comply with or conform to any federal, state or local laws or regulations. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the acts of a majority of the members of the Committee evidenced in writing shall be the acts of the Committee. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

18.   Amendment and Termination of Plan

      The Board may at any time terminate the Plan and may at any time and from time to time amend or modify the Plan in any respect; provided, however, that no amendment shall be effective without approval of the stockholders of the Company if the amendment would (i) increase the total number of shares of Common Stock that may be issued under the Plan except as contemplated in Section 12 hereof,
(ii) materially increase the benefits accruing to Participants in the Plan, or
(iii) materially modify the requirements as to eligibility for participation in the Plan. Neither the termination of the Plan nor any amendment to the Plan shall reduce benefits accruing under Bonus Awards granted prior to the date of such termination or amendment.

19.   Compliance with Laws

      Notwithstanding any other provision of this Plan, the Company shall not be obligated to deliver any shares of Common Stock unless it is advised by counsel that it may do so without violation of applicable federal and state securities laws. The Company may require any Common Stock so delivered to bear a legend and may take such other steps as are reasonably necessary to prevent any such violation. If the listing, registration or qualification of shares of Common Stock to be delivered under the Plan is necessary, such shares may not be delivered until such listing, registration or qualification has become effective. The Plan is intended to comply with Rule 16b-3, and any ambiguities or inconsistencies in the Plan shall be interpreted to give effect to such intent. If any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required for the Plan to comply with Rule 16b-3.

20.   Governing Law

      This Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

21.   Effective Dates and Stockholder Approval

      This Plan shall be effective for periods beginning on and after January 1, 1995, provided that no award granted hereunder shall be effective if the Plan is not approved by a vote of the stockholders of the Company at an annual meeting or special meeting. No Bonus Awards shall be made under the Plan after December 31, 2004.

                             WESTPOINT STEVENS INC.
                         Annual Meeting of Stockholders
                                   May 9, 2001
                 Proxy Solicited on Behalf of Board of Directors

      The undersigned stockholder of WestPoint Stevens Inc., a Delaware corporation (the "Company"), hereby appoints M. L. "CHIP" FONTENOT and CHRISTOPHER N. ZODROW, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel located at 75 Fourteenth Street, Atlanta, Georgia 30309 on Wednesday, May 9, 2001, at 9:00 a.m., local time, and at any and all adjournments thereof, and thereat to vote all shares of the Company which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present in accordance with the instructions on the reverse side of this proxy.

      WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS IN RESPECT OF THE ELECTION PROPOSAL, FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, FOR THE APPROVAL OF THE WESTPOINT STEVENS INC. KEY EMPLOYEE STOCK BONUS PLAN (AS AMENDED), FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S AUDITORS AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

          (Continued, and to be signed and dated on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

  Please mark boxes |_| or "|_| in blue or black ink.

1. ELECTION PROPOSAL: GRANTING |_| WITHHOLDING |_| authority to vote for the election as directors of all the nominees listed below:
                 Mr. Hugh M. Chapman, Mr. Alfred C. Eckert, III,
     Mr. J. Hicks Lanier, Mr. John G. Hudson and Mr. Joseph R. Gladden, Jr. (Instructions: To withhold authority to vote for any individual nominee, mark the "GRANTING" box and strike a line through the nominee's name for which authority to vote is withheld.)
2. With respect to the proposal to amend and restate the Company's Restated Certificate of Incorporation. FOR " AGAINST " ABSTAIN "
3. With respect to the proposal to approve the amendment and restatement of the WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan (As Amended). FOR " AGAINST " ABSTAIN "
4. With respect to the proposal to ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the year ending December 31, 2001. FOR " AGAINST " ABSTAIN "
5. In their discretion, on such other matters as may properly come before the meeting and any and all adjournments thereof.

                                         Please sign exactly as name or
                                         names appear on this proxy. If stock
                                         is held jointly, each holder should
                                         sign. If signing as attorney, trustee,
                                         executor, administrator, custodian,
                                         guardian or corporate officer, please
                                         give full title.
                                         _______________________________________
                                         Dated: ________________ , 2001


                                                            Signature


                                                            Signature

   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.